UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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MAXIMUS Inc.
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MAXIMUS

2022 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 15, 2022

Environmental, Social, and Governance (ESG) Highlights	13
Proposal 1 − Election of Directors	15
How We Are Governed	27
How We Are Organized	29
How We Are Paid — Director Compensation	33
Our Company	35
Proposal 2 − Ratification of Independent Registered Accounting Firm	45
Audit Information	47
How We Are Paid — Executive Compensation Discussion & Analysis	49
Section	Page
Certain Relationships and Related Person Transactions	72
Proposal 3 − Say-on-Pay	73
Proposal 4 − Shareholder Proposal Regarding Racial Equity Audit	75

Our Shareholders Security Ownership	80
Section 16(a) Beneficial Ownership Reporting Compliance	82
General Information about Voting	83
Shareholder Proposals for Our 2023 Annual Meeting of Shareholders	86
Other Materials	87

Making a Difference
When it Matters Most.

Maximus helps millions of people access the government services they need. We make complex programs more accessible and easier to use and understand — including for some of the most vulnerable and underserved communities.
Maximus appreciates that every interaction with a government service in which we are involved reflects on our design process – whether citizens are using digital channels for information about a health and human services public program offering, using an app to enroll in Medicaid, or visiting an agency office for sustainable and impactful employment services.
We understand how challenging public programs can be. It is our sole focus. We proudly design, develop, and deliver innovative and impactful health and human services programs to ensure these challenges do not create barriers to access of these life and community-changing services.

35,000+

Employees worldwide

45+ years

Working with local, state, federal, and international government clients

Reston, VA

Headquarters

9

Countries we serve

97%

Average customer satisfaction rating

30+

U.S. federal departments and independent agencies, and state and local governments in all 50 states and the District of Columbia rely on us

2 Maximus

Company Performance
and Highlights

Highlights for fiscal year 2021 include:

Our revenue increased 22.9% to $4.25 billion compared to $3.46 billion reported for fiscal year 2020, driven by approximately $1.1 billion of COVID-19 response work and $322.7 million of revenue contributions from the Attain, LLC (since renamed Maximus Federal Consulting, LLC) and Veterans Evaluation Services (VES) acquisitions, partially offset by the completed Census contract.

9.6%
Operating margin

8.3% for the prior year

$4.67
Diluted earnings per share

$44.4M
Amortization of intangible assets

or $0.52 diluted earnings per share

Excluding amortization of intangible assets, operating income margin and diluted earnings per share would be 10.6% and $5.19, respectively.[2]

~$517M
Cash flow from operations

~$481M
Free cash flow[1]

Strong cash flows for fiscal 2021 resulted from a decrease in investment in working capital and improved earnings as compared to fiscal year 2020.
3 Acquisitions completed in fiscal year 21 which help evolve our strategy and mature our portfolio while remaining true to our core business:
[1]
“Free cash flow” is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2021, and filed with the SEC on November 18, 2021.

[2]
Adjusting operating income and diluted earnings per share for the effect of amortization of intangible assets results in non-GAAP numbers. A description of how we calculated these numbers, as well as a summary of our use of these non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2021, and filed with the SEC on November 18, 2021.

2022 Proxy Statement 3

Letter From the Board of Directors
January 26, 2022
Dear Fellow Shareholders,
I am proud to address my first letter to you as Chair of the Maximus Board of Directors. It is my great honor to succeed Peter Pond, who has been pivotal in the transformation of Maximus into the leading health and human services provider for government that it is today. Over Peter’s board tenure, Maximus expanded into nine countries, completed numerous strategic acquisitions, and grew to approximately 35,000 employees. We are all grateful for his vision, leadership, and dedication to Maximus.
Thanks to the strong independent leadership by our CEO and diverse Board of Directors, our good corporate governance structures, and our robust culture, Maximus has overcome the unique challenges of the past two years and emerged a stronger company. In this time, Maximus has completed several acquisitions, realized several large wins, and transitioned leadership in our U.S. Federal Segment and our Chief Financial Officer positions. We see our underlying organic growth improving and our recent acquisitions are performing well.
We listened to you, our shareholders, and updated the Nominating and Governance Committee Charter to include direct oversight of political and government relations expenditures and climate-related risks and opportunities as part of our Environmental, Social, and Governance (ESG) oversight. That change complements our other strong governance features, including our independent board chair and majority voting for the election of directors. In 2020, we amended our charter to enable annual director elections, which will be fully transitioned in 2023. In addition, our board remains small and is steadily refreshed, not over-boarded, and includes exceptionally capable and passionate directors, 37.5% of whom self-identify as a woman and 25% of whom self-identify as racially and/or ethnically diverse.
In fiscal year 2022, we look forward to continuing to implement our long-term growth strategy. We encourage you to read more about us in the pages that follow, ask for your voting support on the items we have put forward, and invite you to contact us via the means described in this proxy statement at any time. We thank you for your continuing interest in Maximus.
Sincerely,

John J. Haley
Chair of the Board
4 Maximus

Letter From The Chief Executive Officer
January 26, 2022

Dear Maximus Shareholders,

Our mission of Helping Government Serve the People® has guided our business for more than 45 years. This mission has never been more important as we help individuals and families connect to critical government programs, many of which were designated as “essential” services during the pandemic.

Diversity, Equity, and Inclusion at Maximus.

The Board of Directors, the leadership team, and I are committed to diversity, equity, and inclusion (DE&I) at Maximus. In support of our mission, over the past 18 months we have strengthened our DE&I leadership who have worked to develop and implement a comprehensive DE&I strategy for the Company. In 2021, we engaged a third-party to conduct an audit of all human resources (HR) policies and practices, including those relating to DE&I and racial equity. The findings of this audit have already informed our near-term DE&I commitments as part of a holistic human capital management approach.

Maximus has taken many steps in achieving our DE&I goals in 2021 as we:
• Initiated a two-year program to close any gender and racial/ethnicity pay gap in the U.S.
• Incorporated new non-financial goals related to diversity and employee engagement in our variable compensation plan for executives
• Provided, and continue to provide, dedicated unconscious bias training to people managers across Maximus
• Chartered the first of several planned Employee Resource Groups (ERGs) to enhance engagement and provide a forum for achieving DE&I goals while increasing community and belonging
• Grew our DE&I team

Further, the Board’s Corporate Governance Guidelines affirm that the Nominating and Governance Committee, acting on behalf of the Board, is committed to actively seeking women and underrepresented candidates for the pool from which director candidates are selected.

We fully understand that we must continue to focus on DE&I through our actions on a daily basis.
2022 Proxy Statement 5

Ongoing opportunities and challenges for the business as a result of the pandemic.
The tireless work of our team this past year resulted in many new contracts and opportunities, including approximately $1.1 billion of COVID response work to help governments respond to the pandemic. Our ability to respond quickly and effectively for our clients has provided the proof points and enhanced our relationships now driving additional ongoing new work opportunities such as unemployment insurance program support services for several states beyond the pandemic. Indeed, as the pandemic becomes more endemic in nature and health systems, governments, employers, and citizens adjust, Maximus will continue to be a partner of choice in the delivery of critical citizen services. In a time of unprecedented challenges, we are grateful to have earned the opportunity to provide needed assistance. While this work was generally planned to be shorter-term in nature, we remain responsive as the needs of our customers continue to evolve.

During this uncertain time, we provided thousands of online learning resources and tools to support the ongoing training and development of our employees. We continue to operate in a hybrid environment, recognizing that some employees are required to be onsite due to customer requirements. We are implementing new ways of working that put us in an even better position over the long-term to attract the necessary talent for our business. We also recently launched our Employee Assistance Fund, providing critical financial assistance to employees facing unforeseen hardships. I thank our employees for their dedication, commitment and resilience throughout this year.

Continuing to implement our long-term strategy.
I’m pleased that our execution on our three-pronged strategy of expanding our clinical business, driving digital transformation for our customers and the citizens we serve, and expanding to adjacent markets has successfully led to balanced organic and inorganic growth since I became CEO. Our execution has set the table for future organic growth in our expanded core and new adjacent markets.

• Digital Transformation: Beyond our award-winning citizen experience (CX) applications and successful automation initiatives, this year we advanced our strategy through our Attain Federal acquisition. This combination brought highly desirable digital and technical capabilities to Maximus in areas including
DevSecOps, AI, high-performance computing, and the data sciences.

• Clinical Evolution: We are expanding our clinical-related services, including assessments, occupational health and independent medical review services, and complicated benefits appeals, supported by our network of healthcare professionals. With the formation of Maximus Public Health (MPH), we are able to serve as a

6 Maximus

resource to governments as they respond to public health threats. Our VES acquisition furthers our clinical strategy through an expansive clinical network serving the Department of Veterans Affairs.
• Market Expansion: In fiscal year 2021, our Attain and VES acquisitions expanded our presence in the U.S. Federal market with new customer relationships in key departments and agencies. Organically, we expanded our clinical assessments supporting Medicaid long term care decisions and began serving more than a dozen new state unemployment insurance program clients.

We have concurrently kicked-off a 3-to-5-year strategy refresh initiative with participation from across the business.
We look to 2022 to be a year of incremental growth as we continue to work with our government clients to effectively respond to the extraordinary needs of their citizens in what will hopefully be the wake of the pandemic. Addressing program demands as services suspended during the pandemic return to normal operation, from student loan servicing to Medicaid eligibility, will be a key focus in 2022.

Finally, I want to welcome David Mutryn as our new Chief Financial Officer. David joined Maximus in 2016 as Global Corporate Controller and transitioned to Senior Vice President of Finance in 2020. David is an exceptional addition to the senior management team as we look towards the next phase of our transformation efforts and growth.

We welcome the opportunity that our annual meeting gives us to receive your feedback. We ask for your voting support and encourage you to provide us input anytime throughout the year.
Sincerely,
Bruce L. Caswell Chief Executive Officer and President
2022 Proxy Statement 7

Notice of Annual Meeting of Shareholders

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Maximus, Inc. (“Maximus” or the “Company”) will be conducted online through a live webcast.
Online at: virtualshareholdermeeting.com/MMS2022
Proposal	Description	Board’s Voting Recommendation	Page Reference
1	The election of two Class I Directors and three Class III Directors nominated by the Board of Directors of the Company to serve until the 2023 Annual Meeting of Shareholders.	FOR each nominee	15
2	The ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for our 2022 fiscal year.		45
3	An advisory vote to approve the compensation of the named executive officers.		73
4	A shareholder proposal pertaining to a third-party racial equity audit.		75
8 Maximus

The meeting will also include the transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:
Shareholders of record at the close of business on January 14, 2022 will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.
Attendance:
All shareholders are invited to attend the virtual meeting. In order to attend the virtual Annual Meeting, go to virtualshareholdermeeting.com/MMS2022 and enter the control number found on your proxy card, voting instruction form, or notice you previously received. If you are not eligible to participate in the meeting, you may listen to a webcast of the meeting by visiting virtualshareholdermeeting.com/MMS2022 and logging on as guest. Guests will not be able to ask questions or vote at the meeting.
How to Vote:
Your vote is important. Whether or not you plan to attend, we encourage you to vote promptly. There are several ways that you can cast your ballot:
Via the Internet	By Mail
Go to proxyvote.com	Sign, date, and return your proxy card in the enclosed envelope

By Telephone	In Person, Virtually
(+1) 800-690-6903 (toll-free)	Attend the virtual Annual Meeting
Materials:
The Board of Directors of Maximus (“Board of Directors” or “Board”) is making this proxy statement, our 2021 annual report on Form 10-K, and a form of proxy available to you in connection with the solicitation of proxies by the Board for use at the 2022 Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Under Securities and Exchange Commission (“SEC”) rules, we have elected to furnish our proxy materials to shareholders over the Internet. We believe this will allow us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 26, 2022, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2021 annual report. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.
By Order of the Board of Directors

By:

David R. Francis
General Counsel and Secretary
This proxy statement is dated January 26, 2022 and is first being furnished to shareholders on or about January 26, 2022.
2022 Proxy Statement 9

 Maximus at a Glance

Who is Maximus?
We are a global company with approximately 35,000 employees dedicated to helping governments on four continents administer their health and human services programs. We are instrumental in helping people who need governmental support get it. Health and human services support is core to peoples’ lives, and the demand for our provision of these services is driven by:
• Aging populations with complex healthcare needs

• Rising living standards in emerging markets creating
     new demands for our services

• Growing complexity of programs, such as evolving
    eligibility requirements

• The creation of new programs and initiatives such
    as long-term services and support

• Increased appetite for outsourcing due to flexibility,
    scalability, and accountability

• Our strong reputation and long-term relationships
     with clients which enable us to:

  − Win long-term contracts

  − Achieve high renewal rates

  − Provide additional services to supplement our
    core services

  − Deliver strong and steady margins

  − Grow organically and through acquisitions

Maximus operates in a sector with relatively few environmental and social-issue risks but many opportunities, particularly ones that enable us to improve the quality of citizens’ lives as we:
•	Run programs that connect people with disabilities and long-term health conditions to sustainable, long-term employment
•	Help people, including many of society’s most vulnerable populations, access, connect to, and use government benefit programs
Our employees make it possible for us to support individuals and families around the globe. In support of their work, we provide meaningful opportunities for our employees as we:
•	Provide core benefits that help bring employees peace of mind and financial stability should the unexpected occur, with some of those benefits covered at 100% by Maximus
•	Offer ongoing education and advancement opportunities via our Center for Employee Development and Maximus University
•
Enhanced our 401(k) retirement plan effective January 1, 2022 with a 100% company match up to the first 3% contributed and a 50% company match for an additional 2% contributed, a full percentage total increase from 2021

•	Provide prescription drug coverage, which includes free generic drugs for chronic conditions
10 Maximus

Our employee value proposition (EVP) illustrates who we are, what our employees bring to our community, and what the Company provides our employees in return. It starts with our rallying cry, “Doing Something Greater,” that unites our EVP pillars. Our four pillars are the foundations of our EVP and embody what it means to work at Maximus.

What was new with us in 2021?
Highlights for fiscal year 2021 include:
•	Awarded two contracts at the Internal Revenue Services (IRS) for modernization and support worth $151 million
•	Completed multiple acquisitions furthering our long-term strategy
•	Maximus UK secured major contracts with the U.K. Restart Programme delivering employment and training support
•	Supported multiple states with vaccine distribution
•	Assisted multiple states with unemployment insurance surge support
•	Served the Centers for Disease Control and Prevention (CDC) to expand coverage of CDC-INFO hotline and manage volume surge
2022 Proxy Statement 11

Mergers and acquisitions (M&A) remain a priority for us. To supplement our core business, we have an active program to identify potential strategic acquisitions to enable long-term, sustainable, organic growth by continuing to build scale, enhance our clinical and digital capabilities, and extend into new market areas. As we evaluate potential acquisitions to move forward in a strategic and thoughtful way, we are mindful that acquisitions must create long-term shareholder value. Our recent acquisitions further our progress on our long-term strategy.
•
In March 2021, we acquired the federal business of Attain, LLC (Attain) and have since renamed it Maximus Federal Consulting. The additional capabilities from Attain Federal meaningfully expand our technology consulting and growing systems integration skills, increasing our ability to address the most pressing information technology (IT) needs of our federal clients while providing internal opportunities to improve the quality and efficiency of our business process services operations. Attain Federal is delivering on complex program challenges for key clients, while gaining the ability to bid on larger opportunities through newly available contract vehicles.

•
In May 2021, we acquired VES, a leading provider of Medical Disability Examinations for the Department of Veterans Affairs (VA). This acquisition accelerates our clinical evolution to meet long-term demand for BPS with a clinical dimension. Prior to the VES acquisition, approximately 15% of our work was clinical in nature whereas it now accounts for approximately 25% of our portfolio.

•
Connect Assist, a market leading provider of citizen engagement centers and digital services, joined Maximus U.K. This combination strengthens our program administration capabilities and enables our expansion into adjacent markets as we previously lacked contact center capabilities in-country, a prerequisite for many government procurements. Maximus now employs more than 4,500 people in the U.K., including approximately 1,400 healthcare professionals across more than 270 locations, serving as one of the largest providers of employment, health, and disability support program administration in the country.

•
Additionally, on October 6, we closed on a contract novation to begin servicing student loans on behalf of the Department of Education Federal Student Aid (FSA), under the new brand name, Aidvantage. As a long-term partner and provider of consumer engagement services to government, Maximus will focus on the end-to-end borrower experience and help fulfill FSA’s mission, while remaining independent and conflict-free as we do not and will never provide loan origination, consolidation, or collection services.

12 Maximus

Environment, Social, and Governance (ESG) Highlights

Governance Highlights
•	Amended our Articles of Incorporation in 2020 to provide for the annual election of all directors
•	Expanded responsibility of our Nominating and Governance Committee to include oversight of climate-related financial risks in addition to ESG and government relations
•	Board Chair is independent and each of our four (4) board committees are chaired by an independent director
•	Directors are not permitted to hedge their Maximus securities or to pledge their Maximus securities as collateral for a loan
•	Ongoing Board refreshment with new Directors added in 2016, 2018, 2019, and 2020

Oversight
Our Board of Directors provides leadership and oversight with respect to ESG issues and practices. The Nominating and Governance Committee has formal oversight of ESG matters. It receives reports from management on a quarterly basis and the full Board regularly receives reports from the Committee and management.
Members of the Maximus Board of Directors have expertise on key ESG issues including regulatory trends, cybersecurity, community investment, talent attraction and retention, DE&I, and climate change.
The Vice President, ESG leads the strategy and implementation, supported by the Global ESG Steering Committee, and overseen by the Chief Financial Officer.

2022 Proxy Statement 13

Social
•	Advanced commitments to DE&I:
− Hired DE&I leadership who have worked to develop and implement a comprehensive DE&I strategy
− Engaged a third-party to conduct an audit of all human resources (HR) policies and practices, including those relating to DE&I and racial equity
− Initiated a two-year program to intentionally close any gender and racial/ethnicity pay gap in the U.S.
− Incorporated new non-financial goals and strategic objectives for management in our executive compensation program to include diversity and engagement target achievements weighted at 15% collectively
− Provided dedicated unconscious bias training to people managers across Maximus
•	Secured external DE&I recognition
− Forbes 2021 America’s Best Employer for Diversity
− Military Times Best for Vets: Employers 2020
− Ranked #3 in Washington Business Journal’s “Corporate Diversity Index” for Large Companies in Greater D.C.
− Champion of Disability Employer by Virginia Department of Aging and Rehabilitation Services
− 2021 WashingtonExec Nomination for our DE&I Leader for Diversity, Equity, and Inclusion Executive of the Year
− Recognized as Australia Employer of Choice and Australia Inclusive Employer
•	Maximus UK accredited as a Living Wage employer, one of the first government services providers to secure the accreditation
•	Launched Employee Assistance Fund, offering financial assistance to U.S. employees when the unexpected happens
•	Contributed $1.2M to nonprofit organizations through Maximus Foundation grant program
Environment
•	Continued our greenhouse gas emissions disclosure efforts
•	Maximus UK business committed to becoming carbon positive by 2030
•	Introduced our recycling measurement program to better understand our impact, resulting more than 40,000 lbs of paper recycled in the first five months
For more details regarding our social and environmental programs, see the “Our Company” section of this proxy statement, and our ESG report available at investor.maximus.com/ESG.
14 Maximus

Proposal 1

Election of Directors

The board recommends that the shareholders vote **"FOR"** each nominee

Our Board of Directors
PROPOSAL 1 — ELECTION OF DIRECTORS
The Maximus Board of Directors takes seriously the opportunity that you, our shareholders, have to cast votes to elect or re-elect us each year.
In providing its services, the Company balances many interests, including:
•	maintaining long-term customer relationships while steadily seeking new business opportunities
•	recruiting and retaining best-in-class human capital, complemented with leading technology
•	managing an enterprise-wide risk strategy while being willing to consider innovative opportunities
•	supplementing and supporting governmental entities
•	maintaining sustainable, long-term strategies while being able to pivot quickly when needed
•	supporting management, while also holding them accountable
To balance these interests effectively, the Board composition must reflect:
•	newly appointed members with fresh ideas as well as members with meaningful tenure
•	mid-career and later-career members
•	directors with operational, financial, human resources, and governmental expertise on a global scale
•	a diverse array of backgrounds, skills, and experiences
Our biographies, which follow, reflect our commitment to these characteristics.
More broadly, in the material that follows, we share with you important information about your Board, including information on:

who we are	how we are selected	how we are elected

how we are governed	how we are organized	how we are paid

how to communicate with us

Our board refreshment efforts continued in 2021. Peter Pond retired from the Board and John Haley was appointed Chair. Anne Altman was appointed a joint Vice Chair to share the role with Rich Montoni. John Haley brings expertise around human resources, ESG, and employee compensation with a historical understanding of the unique aspects of Maximus business needs in these areas. In addition, at the 2020 Annual Meeting we recommended, and our shareholders approved, a proposal to amend our Articles of Incorporation to provide for the annual election of all directors following a phase-in period. This year, our Class I and Class III directors are up for election to a one-year term.
16 Maximus

Who We Are
Biographical Information of Directors and Nominees
The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes, and skills that led to the conclusion that each director should serve on the Board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 14, 2022, appears below under “Security Ownership - Security Ownership of Management.”
Nominees for Class I Director (terms expiring in 2023)

Anne K. Altman
Age 62
Director Since: 2016
Vice Chair Since: 2021
Chair of the Nominating and Governance Committee Since: 2018
Chair of the Technology Committee Since: 2018
Member of the Compensation Committee

Why she is valuable to Maximus:
Ms. Altman’s qualifications and skills include her experience with public sector clients and the IT industry including security, analytics, cognitive, digital, commerce, and cloud capabilities. She provides expertise around ESG and responsible stewardship.

Career Snapshot:
Ms. Altman retired from IBM in 2016 having served since 2013 as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM’s Global Public Sector with responsibilities for global government— national, regional, and local—as well as education, healthcare, and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology.
Education: • B.S., George Mason University More: • Director, SPX FLOW, Inc.
2022 Proxy Statement 17

John J. Haley
Age 72
Chair Since: 2021
Director Since: 2020
Chair of the Compensation Committee Since: 2021
Member of the Nominating and Governance Committee
Member of the Technology Committee
Prior Tenure: 2002–2019

Why he is valuable to Maximus:
Mr. Haley’s qualifications and skills include his experience as the Chief Executive Officer and Chair of a large, global publicly-traded consulting firm together with his knowledge of finance and human resources matters as well as his public company directorship experience. Mr. Haley has been instrumental in listening to feedback from Maximus shareholders and embracing a forward-looking view on ESG matters. He has been a champion of the board refreshment strategy and provides human resources expertise.

Career Snapshot:
John J. Haley served as one of our directors from 2002 to January 2019 and then rejoined the Board in March 2020. In 2021, he was elected to serve as Chair following Peter Pond’s retirement. From 2016 until his retirement at the end of 2021, Mr. Haley served as the Chief Executive Officer of Willis Towers Watson, an insurance broker and human resources and employee benefits consulting firm formed through the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. From 2010 until 2016, Mr. Haley served as the Chief Executive Officer and Chair of the Board of Towers Watson & Co. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. from 1999 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press).
Education: • A.B., Rutgers University More: • Past Director, Willis Towers Watson; role concluded December 31, 2021
18 Maximus

Who We Are
Nominees for Class III Directors (terms expiring in 2023)

Bruce L. Caswell Age 56 Director Since: 2018
Why he is valuable to Maximus:
Mr. Caswell provides subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company’s operations gained through his service as our Chief Executive Officer, President, and other senior leadership positions at the Company. The Board of Directors believes that it is important to have the Company’s chief executive also serve as a director.

Career Snapshot:
Mr. Caswell was appointed Chief Executive Officer of Maximus effective April 1, 2018. He was named President of Maximus in 2014, and prior to that served as the President of our Health Services Segment from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government and Education Industries for IBM Business Consulting Services.

Education:
• Masters, Public Policy,
   John F. Kennedy School
   of Government at
   Harvard University
• B.A., Economics, Haverford    College

More:
• Board of Directors, Wolf Trap    Foundation for the Performing    Arts, a nonprofit organization

Richard A. Montoni Age 70 Director Since: 2006 Vice Chair Since: 2018 Member of the Technology Committee
Why he is valuable to Maximus:
Mr. Montoni brings to Maximus audit and financial experience together with the detailed knowledge of the operations of the Company gained through his prior service as our Chief Executive Officer and in other senior leadership positions at the Company.

Career Snapshot:
Mr. Montoni served as Senior Advisor to the Chief Executive Officer of Maximus from April 1, 2018, to September 30, 2019. He was the Company’s Chief Executive Officer from 2006 to April 1, 2018. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Before his employment with Maximus, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc. (CIBER), a New York Stock Exchange (NYSE)-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG LLP, where he worked for nearly 20 years.
Education: • Masters, Accounting, Northeastern University • B.S., Economics, Boston University
2022 Proxy Statement 19

Raymond B. Ruddy
Age 78
Director Since: 2004
Vice Chair: 2005 – 2018
Chair of the Audit Committee Since: 2018
Member of the Compensation Committee
Member of the Technology Committee
Prior Tenure: 1985 - 2001

Why he is valuable to Maximus:
Mr. Ruddy’s qualifications and skills include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

Career Snapshot:
Mr. Ruddy retired from Maximus in 2001. Before his retirement Mr. Ruddy served as the Chair of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 to 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 to 1983.
Education: • MBA, Wharton School of Business of the University of Pennsylvania • B.S., Economics, Holy Cross College
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FIVE NOMINEES SET FORTH ABOVE.
20 Maximus

Who We Are
Continuing Class II Directors (terms expiring in 2023)

Jan D. Madsen Age 58 Director Since: 2020 Member of the Audit Committee Member of the Nominating and Governance Committee
Why she is valuable to Maximus:
Ms. Madsen brings finance, accounting, mergers and acquisitions, and operations expertise gained through her current and prior positions in higher education and international, publicly traded technology-based business services organizations.

Career Snapshot:
Ms. Madsen is a Certified Public Accountant with over fifteen years of experience in global public company senior finance and operations roles, most recently as the Chief Financial Officer of West Corporation. West Corporation, recently rebranded as Intrado, operates in 28 countries, serving Fortune 100 and other business clients with technology-based services, focused on communications, safety and health, and wellness. Ms. Madsen was responsible for global financial operations, including internal audit, public reporting, and treasury, managing over $4 billion in debt. She was also instrumental in significant strategic initiatives, including a secondary equity offering, debt, and tax restructuring, and taking the company private in a sale to Apollo in 2017. Prior to Intrado, Ms. Madsen held various finance and operating roles at First Data Corporation (First Data), including segment chief financial officer and senior vice president of six sigma quality, earning her certifications in six sigma process improvement methodologies. Prior to her role at First Data, she was a manager at an international public accounting firm. Ms. Madsen currently serves as the Executive Vice President of Creighton University, overseeing operations including finance, IT, human resources, communications and marketing, facilities, internal audit, and continuous improvement.
Education: • B.S.B.A., University of Nebraska - Lincoln More: • Certified Public Accountant
2022 Proxy Statement 21

Gayathri Rajan Age 54 Director Since: 2016 Member of the Technology Committee
Why she is valuable to Maximus:
Ms. Rajan brings to Maximus cutting-edge IT expertise that has been used to build secure, scalable financial platforms and innovative consumer-centric products.
Career Snapshot:
Ms. Rajan is General Manager and Vice President of Geo-Enterprises at Google. She joined Google in 2006 and has served in roles of increasing responsibility leading product development for the Internet of Things, Commerce and Payments. From 2016 to 2018 she was Vice President of Product Management for Geo Monetization, and from 2014 to 2016 she was Vice President of Product Management for Android Things. Prior to that, Ms. Rajan held engineering and product management roles at Financial Engines, eCal Corp, and The Vanguard Group.
Education: • MBA Stanford University • MSc Computer Science, University of Pennsylvania • B.A. and M. Eng, Chemical Engineering, Cambridge University More: • Commonwealth Scholar

Michael J. Warren Age 54 Director Since: 2019 Member of the Audit Committee Member of the Compensation Committee Member of the Nominating and Governance Committee Member of the Technology Committee
Why he is valuable to Maximus:
Mr. Warren brings familiarity with government programs and operations and investment, strategic planning and financial expertise gained through his service on other boards and his current and prior positions in government and private industry.

Career Snapshot:
Mr. Warren is the Managing Director of Albright Stonebridge Group (ASG). He served as ASG’s Managing Principal from 2013 to 2017 and as Principal from 2009 to 2013. Prior to his time at ASG, he served as the Chief Operating Officer and Chief Financial Officer of Stonebridge International from 2004 to 2009, where he managed operations, business development, finance, and personnel portfolios before the firm’s merger with The Albright Group. Mr. Warren served in various capacities in the Obama Administration, including as Senior Advisor in the White House Presidential Personnel Office and as co-lead for the Treasury and Federal Reserve agency review teams of the Obama-Biden Presidential Transition.

Education:
• B.A., Yale University
• B.A., Balliol College,
   University of Oxford

More:
• Rhodes Scholar
• Board of Trustees, District of
   Columbia Retirement Board
   Board of Directors and
   Chair of the Audit
   Committee, Overseas Private
   Investment Corporation
   (OPIC)
• Board of Trustees and of the
   Risk and Audit Committees,
   Commonfund
• Yale University Council and
   Yale School of Management
   Board of Advisors
• Director, Walker & Dunlop, Inc.

22 Maximus

Skills Matrix
Our Board seeks diverse representation in terms of age, length of service, expertise, gender, orientation, and race/ethnicity. The Board and the Nominating and Governance Committee assess the appropriate mix of skills, qualifications, and characteristics when looking for new directors and nominating current directors in conjunction with the needs of the Company as it continues to evolve.
In our business, such evolution requires that we closely follow the changing policy priorities of governments, how governments contract for services to address these priorities, how technology reshapes what can be done in a more efficient manner and with what risks and benefits, how demographics and other global forces change our customers’ needs and opportunities, etc. As such, our skills matrix will continue to be reviewed regularly and will evolve under the guidance of the Nominating and Governance Committee.
The information below summarizes some of the attributes, experiences, skills, background, and diversity of our Board members and nominees. This is a high-level overview and does not encompass all of the contributions offered by our directors.
Key Qualifications

Key Qualifications	Relevance to Maximus
Additional CEO/CFO, Public Board and/or NEO Experience
Experience in this environment outside of Maximus offers insight into the need for integrity and transparency, provides practical experience in risk management at the operational and enterprise level, and contributes seasoned views on issues from strategy to succession.

Innovation and Technology Expertise	Technology and innovation drive our business forward, deepen our relationships with clients, differentiate our solutions, and ensure we provide more efficient and cost-effective services.
International Expertise	With global operations, understanding of international environments, geo-political risk, and foreign government structure and operations is critical.
Financial Acumen	Our business involves complex financial and disclosure requirements; skills include financial literacy and expertise in accounting and financial statements.
M&A Experience	M&A experience ensures a focus on shareholder value creation, provides insight to the due diligence process to ensure strategic decisions are made, and offers best practices for seamless integration.
Risk, Privacy, Data Security Management Expertise	Within our highly regulated environment, understanding the policies and procedural requirements to best manage compliance and risk is essential.
Government Services Experience
Our business is in a unique environment as a government services provider and knowledge of the regulatory and procurement environment is of utmost value, particularly as governments implement outcome-based services to drive value for money and ensure accountability.

Industry Health and Human Services Qualifications
Within the government services environment, Maximus delivers health and human services BPS and, therefore, benefits from expertise in delivering programs and the impacts of policies on the individuals and families we serve on behalf of government.

Human Resources
With a diverse global workforce, our Company benefits from Board level HR expertise, which guides strategic HR initiatives, enables stronger diversity, equity, and inclusion management, and provides for positive labor relations.

Independence	Independence enables directors to provide unbiased oversight with no material relationship to the Company.
2022 Proxy Statement 23

Board Member	Additional CEO/CFO, Public Board and/or NEO Experience	Innovation and Technology Expertise	International Expertise	Financial Acumen	M&A Experience	Risk, Privacy, Data Security Management Expertise	Independence	Government Services Experience	Industry Health and Human Services	Human Resources
Anne Altman	+	+	+	+	+	+	+	+	+
Bruce Caswell		+	+	+	+	+		+	+
John Haley	+	+	+	+	+		+		+	+
Jan Madsen	+	+	+	+	+	+	+			+
Richard Montoni	+	+	+	+	+	+		+	+
Gayathri Rajan		+	+			+	+
Raymond Ruddy	+			+	+		+	+	+
Michael Warren	+	+	+	+			+	+	+
24 Maximus

How We Are Selected and Comprised
As a global company whose employees, customers, and stakeholders are very diverse, as well as being a company with strong hiring programs for diverse populations including people with disabilities and veterans, we have strong cultural, financial, and reputational reasons to seek a wide range of diverse attributes and skills when looking for board members. Our diversity programs, as well as our Board recruiting practices include, in addition to diversity of skills and experiences and backgrounds, all protected classes such as race/ethnicity, color, religion, sex (including pregnancy, gender and gender identity and sexual orientation), national origin, age, disability, veteran’s status, and genetic information. We are pleased that our efforts to embed best DE&I practices into our recruiting at all levels has resulted in a board of directors 50% of whom self-identify as a woman and/or a Person of Color.

2022 Proxy Statement 25

How We Are Elected
The Board of Directors currently consists of eight directors. Before an amendment in 2020, our articles of incorporation established three classes of directors with each class elected to successive three-year terms of office. In 2020, we proposed, and our shareholders approved, an amendment to the articles of incorporation whereby all directors would be elected annually following a phase-in period. Therefore, at the Annual Meeting, two Class I Directors and three Class III Directors will be elected to hold office for a one-year term expiring at the 2023 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board has nominated John J. Haley and Anne K. Altman as Class I Directors and Bruce L. Caswell, Richard A. Montoni, and Raymond B. Ruddy as Class III Directors. Those nominees presently serve as our Class I and Class III directors. The current terms of the Class II Directors will end in 2023. Starting in 2023, all directors will be elected annually. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect those five nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than five. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.
Vote Required for the Election of Directors
The Company’s bylaws provide for majority voting in director elections. The Board of Directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the Board of Directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast with respect to that director’s election is required to re-elect each nominee to our Board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of this matter.
26 Maximus

How We Are Governed
Board’s Role in Risk Oversight
The Board of Directors as a whole oversees the risk management of the Company. Senior members of the Company’s management team regularly report to the Board on operational and financial risks relating to the Company’s business, and about compliance with the Company’s policies and procedures and code of ethics. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the Board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies. The Technology Committee assists the Board with oversight of the Company’s IT risks and strategic technology investments and the quality and effectiveness of the Company’s cyber-security policies and practices.
Management regularly reports to the Board or relevant committee on actions the Company is taking to manage the risks identified above. The Board and management periodically review, evaluate, and assess the risks relevant to the Company.
Corporate Governance Guidelines
The Board of Directors has adopted Guidelines for Corporate Governance that set forth the practices of the Board with respect to the function of the Board, management review and responsibility, Board composition, selection of directors, operation of the Board and meetings, committees of the Board, director responsibilities and tenure and evaluation of the Board and committees. The Guidelines are available on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.
Director Independence
From time to time, Maximus and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers. Under our Guidelines for Corporate Governance and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Our Guidelines for Corporate Governance define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies.
Our Guidelines for Corporate Governance require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
The Board of Directors in its business judgment has determined that the following directors are independent as defined by NYSE listing standards: Anne K. Altman, John J. Haley, Jan D. Madsen, Gayathri Rajan, Raymond B. Ruddy, Michael J. Warren.
Code of Ethics
We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to
2022 Proxy Statement 27

the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. The Board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Securities Exchange Act of 1934 (the “Exchange Act”) will be reflected on our Corporate Governance web page.
Director Attendance
Our Board expects that its members will prepare for, attend, and participate in all Board and applicable committee meetings. Our Board of Directors held eight meetings during fiscal year 2021. During our 2021 fiscal year, all of our directors attended at least 75% of the aggregate Board and applicable committee meetings.
We encourage members of the Board of Directors to attend our annual meetings. All eight of our directors attended our annual meeting in 2021.
Executive Sessions
Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. John J. Haley, the independent, non-executive Chair of the Board has presided over our executive sessions since his appointment on September 14, 2021.
Self-Evaluation
The Nominating and Governance Committee leads the Board in an annual self-evaluation process that assesses the performance of the Board as a whole, the committees of the Board and the individual directors.
28 Maximus

How We Are Organized
Independent Board Chair
Maximus has maintained separate Chief Executive Officer and Chair of the Board positions since before the Company’s initial public offering in 1997. John J. Haley currently serves as our independent, non-executive Chair of the Board, and Peter B. Pond served in that role until his retirement in September 2021. Under our Guidelines for Corporate Governance, the Board will periodically evaluate the separation of the CEO and Chair positions in light of the Company’s governance objectives and relevant circumstances. We believe that the separation of those roles at this time is appropriate for us because it is a good corporate governance practice that promotes Board and director independence from the management team.
Committees of the Board
The standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Technology Committee.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Audit Committee are Raymond B. Ruddy (Chair), Jan D. Madsen, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board of Directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Ruddy qualifies as an audit committee financial expert as defined by regulations of the SEC.
The Audit Committee held four meetings during fiscal year 2021. For additional information regarding the Audit Committee, see “Audit Information - Report of the Audit Committee” below.
Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is to identify, evaluate, and recommend candidates for membership on the Board of Directors, to establish and assure the effectiveness of the governance principles of the Board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications, and characteristics for the effective functioning of the Board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:
•
personal characteristics, such as the highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment

•	broad, policy-making level experience in business, government, academia, or science to understand business problems and evaluate and formulate solutions
•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors
2022 Proxy Statement 29

•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective, and constructive participant at meetings of the Board and its committees

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations
•	willingness to represent the best interests of all shareholders and objectively evaluate management performance
•	diversity
As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines “diversity” in this context broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race/ethnicity, age, orientation, culture, and organizations with which the individual may be affiliated.
The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors and would evaluate any such candidate in the same manner described above. A shareholder entitled to vote for the election of directors may submit candidates for consideration by the committee if such shareholder gives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2023 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2023 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and such other information as required under our bylaws. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
Under the process we use for selecting new Board candidates, the Chief Executive Officer, the Nominating and Governance Committee, or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chair of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. A determination is made as to whether Nominating and Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.
The Nominating and Governance Committee has oversight of the Company’s ESG initiatives. The Committee also oversees and receives reports at least quarterly on (1) compliance with U.S. laws and Company policies pertaining to political contributions, (2) political activities and contributions of the Maximus Political Action Committee, (3) significant lobbying priorities and related expenditures in the U.S. and (4) expenditures relating to the Company’s principal U.S. trade associations.
The Nominating and Governance Committee is comprised of Anne K. Altman (Chair), John J. Haley, Jan D. Madsen, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The Nominating and Governance Committee met five times during fiscal year 2021.
Compensation Committee
The Compensation Committee is responsible for reviewing, approving, and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:
•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management
30 Maximus

•	reviewing the Company’s compensation policies and practices
•	reviewing executive succession plans
•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs
The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained an independent consulting firm to advise it on executive compensation programs. The Committee may form subcommittees and delegate its authority under its charter to any subcommittee or other administrator, as appropriate.
The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Compensation Committee are John J. Haley (Chair), Anne K. Altman, Raymond B. Ruddy, and Michael J. Warren,, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members.
The Compensation Committee held five meetings during fiscal year 2021. For additional information regarding the committee, see “Compensation Committee Report” below.
Technology Committee
The Technology Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company’s strategic IT investments and its risk management efforts pertaining to cyber-security. The Technology Committee meets regularly with our Chief Information Officer and our Chief Information Security Officer.
The Technology Committee operates under a written charter adopted by the Board. The Technology Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The members of the Technology Committee are Anne K. Altman (Chair), John J. Haley, Richard A. Montoni, Gayathri Rajan, Raymond B. Ruddy, and Michael J. Warren. The Technology Committee met four times during fiscal year 2021.
2022 Proxy Statement 31

Engaging with Shareholders
Maximus is committed to engaging directly with our shareholders to understand their views on various topics, including corporate governance and executive compensation. (See page 51 where we describe a broader range of engagement topics.)
Maximus, including members of our Board of Directors as appropriate, regularly meets with major shareholders on a wide range of topics including strategy, capital allocation, corporate governance, and executive compensation. In addition, the full Board receives and reviews reports on investor feedback and emerging governance issues, allowing our directors to better understand shareholder priorities and perspectives.
We actively consider shareholder feedback and, as warranted, take action. For example, we de-classified our Board of Directors and implemented anti-hedging and anti-pledging policies in light of shareholder input on these matters. Additionally, based on shareholder feedback, we have enhanced our proxy disclosure to include the Board Skills Matrix above.
We continue to work to further integrate ESG disclosures into our publicly available material and remain aligned with a variety of frameworks important to our shareholders.
Investor Engagement Program
We meet regularly with shareholders.

Members of senior management communicate with investors regarding votes at the Annual Meeting and other governance issues	Senior management and, as may be appropriate, a member of the Board, conduct calls with investors for input on a variety of stewardships and governance matters	Senior management continues to conduct engagement calls with investors
Senior management and, as may be appropriate, a member of the Board, conduct conversations with our investors in advance of the Annual Meeting to provide an opportunity for discussion of annual meeting matters

32 Maximus

How We Are Paid —
Director Compensation
Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors in fiscal year 2021.
Director Compensation Fiscal Year 2021
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anne K. Altman(2)	150,000	180,015	330,015
John J. Haley(3)	0	300,026	300,026
Jan D. Madsen(4)	150,000	149,969	299,969
Richard A. Montoni(5)	335,000	0	335,000
Peter B. Pond	468,000	0	468,000
Gayathri Rajan(6)	150,000	149,969	299,969
Raymond B. Ruddy(7)	360,000	0	360,000
Michael J. Warren(8)	150,000	149,969	299,969
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made on March 16, 2021, under our 2021 Omnibus Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)	As of September 30, 2021, Ms. Altman held 2,073 RSUs.
(3)	As of September 30, 2021, Mr. Haley held 3,467 RSUs.
(4)	As of September 30, 2021, Ms. Madsen held 7,515 RSUs.
(5)	As of September 30, 2021, Mr. Montoni held 0 RSUs.
(6)	As of September 30, 2021, Ms. Rajan held 1,733 RSUs.
(7)	As of September 30, 2021, Mr. Ruddy held 189,477 RSUs.
(8)	As of September 30, 2021, Mr. Warren held 6,896 RSUs.
2022 Proxy Statement 33

Fees Payable to Non-Employee Directors
The director compensation for fiscal year 2021 as shown in the chart above was comprised of the following elements. Directors who are also Maximus employees do not receive additional compensation for their services as directors.
•
An annual retainer of $300,000 payable in restricted stock units (“RSUs”) or cash, with a minimum amount of $150,000 in RSUs prior to the effects of rounding, unless a director holds more than seven times the annual retainer in Company equity.

•
Ms. Altman received an additional $15,000 retainer for her services as the Chair of the Nominating and Governance Committee and an additional $15,000 for her services as Chair of the Technology Committee.

•	Mr. Montoni received an additional $35,000 for his services as Vice-Chair of the Board.
•	Mr. Pond received an additional $150,000 retainer for his services as Chair of the Board and a $18,000 retainer for his services as the Chair of the Compensation Committee.
•
Mr. Ruddy received a $25,000 retainer for his services as Chair of the Audit Committee and an additional $35,000 retainer, which is a continuation of the additional retainer he previously received for his services as Vice-Chair of the Board, which reflects the continuation of his leadership role on the Board and recognizes the additional time that he continues to spend on Company matters over and above his normal director duties.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the Board of Directors.

We also permit our directors to participate in the medical and dental plans that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. During fiscal year 2021, Mr. Montoni and Mr. Ruddy participated in portions of those plans.
Director Equity Ownership Requirements
Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2021.
How To Communicate with Us
Communications with Directors
Our Board of Directors values input from a wide array of sources to inform its deliberations and decision-making. Since shareholders have a financial stake in the success of the Company and represent independent sources of information, the Board especially values shareholder questions and insights. The Board has therefore created a number of ways to obtain shareholder input including via participation at the annual meeting, use of the Company’s various reporting mechanisms including its hotline and audit functions, requests for individual director engagements, and use of the official communications mechanism described here.
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or any individual director (including any committee chair) may do so by sending a communication to the Board of Directors and/or a particular member of the Board of Directors, care of the Company Secretary at Maximus, 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
34 Maximus

Our Company
Now that we have shared information about our Board of Directors with you, here is additional information about our Company. In this section, we provide information on:
•	Who We Are - Our Leadership
•	Who We Are - All of Us
•	How We Value and Support Our Human Capital
•	Recruiting
•	Education and Training
•	Benefits and Rewards
•	How We Support Our Communities
•	How We Protect the Planet
•	How We Use Compliance and Control Functions to Protect Our Company
•	How We Performed in 2021
•	How We are Looking Forward
Who We Are — Leadership
Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:
Name	Age	Position
Bruce L. Caswell	56	Chief Executive Officer, President and Director
Ilene R. Baylinson	65	General Manager, U.S. Services
David R. Francis	60	General Counsel and Secretary
Michelle F. Link	47	Chief Human Resources Officer
David Mutryn	40	Chief Financial Officer and Treasurer
Teresa Weipert	67	General Manager, U.S. Federal Services
The following information sets forth biographical information for the executive officers for the past five years. Such information with respect to Bruce L. Caswell, the Company’s Chief Executive Officer and President, is set forth above in the “Proposal 1 - Election of Directors” section.
David Mutryn assumed the role of Chief Financial Officer and Treasurer effective December 1, 2021. Mr. Mutryn joined Maximus in 2016 as Global Corporate Controller and transitioned to Senior Vice President of Finance in 2020. Prior to Maximus, Mr. Mutryn was Vice President of Finance at CSRA, Inc. and held numerous financial leadership positions at SRA International, Inc. He holds an MBA from the Wharton School of the University of Pennsylvania, a B.S. from the University of Virginia’s McIntire School of Commerce and is a certified public accountant.
Ilene R. Baylinson has served as the General Manager of our U.S. Services Segment since 2020. She previously served as the General Manager of the U.S. Health Segment since 2015. Ms. Baylinson joined Maximus in 1991.
Teresa Weipert joined Maximus in April 2021 as U.S. Federal Services Segment General Manager. Ms. Weipert served as the Vice President and Service Delivery Leader at IBM, leading its Healthcare, Life Sciences, and SLED Public Markets. Her previous leadership experience includes executive roles at top companies such as Accenture, Sutherland Global Services, and Unisys. During her 20-plus year career, she has focused on generating significant growth with particular expertise in business process outsourcing and IT services management.
2022 Proxy Statement 35

Michelle F. Link joined Maximus in March 2020 as Chief Human Resources Officer. From 2018 to 2020 she served as the Executive Vice President of Human Resources for ADS, Inc. Before that she served as Chief Human Resources Officer for PRA Group from 2011 to 2018. She has also held senior Human Resources roles at BlueCross Blue Shield of Tennessee, AMERIGROUP, CIGNA, and Corning.
David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.
In addition to the executive officers named above, Maximus is managed by a dedicated, talented, and diverse leadership team. Please visit our website at maximus.com/leadership for the biographies of the other members of our management team. Content on our website is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the SEC.
Who We Are — All of Us
While we are required to provide you detailed information about our most senior executives, we are a Company of approximately 35,000 dedicated staff. We are proud of each employee’s commitment to deliver the proven technology, efficient solutions, and personalized services on which our customers depend so that we can improve the lives of individuals and families in the markets we serve. Therefore, we want to share information demonstrating our pledge to human resources.
Recruiting. Our recruiting teams are essential players to our mission of Helping Government Serve the People.® As a strategic partner, they support the varying project and corporate hiring needs by tapping into top diverse talent globally. We believe our culture values individual skills, experiences, and differences that allow Maximus to deliver robust and innovative approaches to solving some of our communities’ most challenging needs. Our recruiting programs focus on identifying and evaluating talent through practices that welcome a diverse workforce, including people with disabilities, language barriers, and those from varying socioeconomic backgrounds.
In the U.S., we have employed more than 2,000 persons with disabilities, and over 78% of total U.S. hires were women. We continue to refine our focus on recruiting employees from under-represented groups, People of Color, and military veterans at all levels of the organization to reflect the populations we serve.
Education and Training. We provide ongoing development and continuous learning opportunities for all Maximus employees. The corporate Learning and Organizational Development (L&OD) team enterprise-wide professional development by offering a variety of instructor-led and online self-paced learning programs ranging in audience from individual contributors to frontline supervisors and executive leadership. Additionally, the project-based training teams manage customized programs in support of contract requirements, customer service, local leadership development, and employee engagement.
The corporate L&OD team focuses on enhancing:
•	Core Business Competencies: Time management, professionalism, problem solving, business writing, presentations, communications, desktop technology, and Maximus systems
•	People Management and Leadership: Supervisory skills, performance management, teamwork, coaching and mentoring, and leadership
•	Client Management and Business Development: Customer service, client relationship management, consulting skills, sales and marketing, and proposal writing
•	Project Management: Scope, contracts, financials, quality, risk, and communications management
We leverage the following tools to engage our employees:
myLearning (Learning Management System): The Company’s first global system, through which employees can:
•	Register and take self-paced training online
•	View training history on their transcript
•	Complete new hire and annual compliance training
•	Complete role- specific training
36 Maximus

Maximus University: The Company’s internal development site where employees can:
•	Access training tools and systems
•	Register for upcoming courses
•	View past training recordings
•	Explore working from home resources
Webinars and Instructor-led trainings: Conducted through corporate and project teams:
•	On the job training for employees
•	Nesting and mentoring
•	Digital Solutions
•	Learning theme weeks
•	“Bite-size “learning sessions
Percipio: A Library of more than 37,000 online learning resources supporting our global exempt and professional employees including:
•	Self-paced online courses
•	Downloadable books
•	Audio books
•	Videos
Workday Performance (U.S. only): The Company’s web-based performance system where employees can set and maintain business goals
The training hours below reflect all corporate L&OD programs and virtual training content provided by corporate including L&OD trainings and webinars, corporately sponsored project management development, leadership development, and IT programs, and curated Percipio content during fiscal year 2021. Estimated on-boarding time was calculated across Maximus. These hours do not include time spent doing on-the-job training, time spent with mentors, project specific development, project leadership development and/or required project compliance.
2021 Employee Development Highlights
Training Hours
Compliance
New Hires (U.S. Only):	128,332
Annual Compliance Refresher (Global):	104,755
Total Number of Compliance Training Hours: 233,087
New Hire Orientation (U.S. only)
New Hire Orientation:	1,283,320*
(*calculated based off average of 40 hours for new hire orientation x 32,083 new hires in FY2021)
Total Number of New Hire Orientation (U.S. only) Training Hours: 1,283,320
Ongoing Development (Global)
Self-Directed Learning:	74,693
Attendee Hours (CED attendee hours only):	8,887
Total Number of Ongoing Development Training Hours: 83,580
Total Number of Training Hours: 1,599,987
2022 Proxy Statement 37

Employees Trained
Compliance (Global)
New Hires:	32,083
Annual Compliance Refresher:	33,891
Total Number of Employees Trained (Compliance): 65,974
Ongoing Development* (Global) *Employees engaged in elective training
Self-Directed:	9,117
Instructor-Led (CED sessions only):	4,786
Total Number of Employees Trained (Ongoing Development): 13,903
Employee Benefits and Rewards. Maximus remains committed to the health and financial wellness of our employees. We know that our benefits programs are an important part of the total compensation package that helps us attract and retain a talented group of team members. Our benefits programs are focused on:
•	Providing core benefits that help bring employees peace of mind and financial stability should the unexpected occur, with some of those benefits are at no cost to employees
•	Partnering with benefit carriers that provide strong networks of physicians to provide employees and their family with the best available care
•	Offering a competitive, yet affordable package that provides comprehensive coverage, removing barriers to addressing chronic conditions and making healthcare accessible to all employees
Specifically, Maximus offers:
•	Account based medical coverage, with either an HRA or HSA
•	Prescription drug coverage, which includes free preventive generic drugs
•	Dental and vision insurance
•	401(k) with a company match
•	Bonus of $100 for providing proof of COVID vaccination
•	HSA Contribution of $100 for rewarding healthy behaviors including annual physical, preventive screenings, and activity challenges
•	Flexible Spending Account (FSA) for eligible health care and dependent care expenses
•	Company paid Short- and Long-Term Disability Insurance
•	Company paid basic Life Insurance/Accidental Death and Dismemberment Insurance
•	Nationwide childcare discounts
•	Legal Services
•	Employee Assistance Program
•	Paid time off
•	Project bonuses for employee accomplishments above and beyond expectations
•	Project manager awards for employees who demonstrate an unparalleled commitment to our clients
Upcoming Changes for Calendar Year 2022:
•
Safe harbor 401(k) Retirement Plan with 100% company match up to the first 3% contributed and 50% on the next 2% contributed, for a total of a 4% company match on a 5% contribution, effective January 1, 2022

•	Removing the vesting schedule on 401(k) company match, effective with new contributions starting on January 1, 2022
•	Waiving deductibles on brand name preventive drugs
•	Increasing wellness incentives to employees to $250 to reward healthy behaviors
38 Maximus

How We Serve As A Good Corporate Citizen
Maximus Foundation and Corporate Philanthropy
We recognize the importance of giving back to the communities in which we live and work. Funded by our employees and the Company, the Maximus Foundation is an employee-led nonprofit organization, supporting programs that promote personal growth and self-sufficiency through improved health, augmented child and family development, and community development. We provided financial support to 154 organizations across 29 states and the District of Columbia in the U.S. in 2021 through the Foundation’s grant program. Prospective nonprofit organizations are nominated by an eligible Maximus employee, and our employee donors vote upon grant recipients on an annual basis. Our international arms, Maximus Foundation UK, and Max Foundation, in Australia, also provided vital financial grants to community partners in their geographic location, making significant impact in many of our communities. Maximus matches contributions made to our Foundations by employees, dollar-for-dollar.
Maximus and our employees donated more than $160,000 to support global humanitarian crises. We were moved by the outpouring support from employees across our Company, participating in our matching campaign and doubling the impact of every dollar they donated. We are proud to belong to a community that takes a global perspective in giving back.
Government Relations
Maximus believes it is important to participate in bi-partisan political process in order to better understand our government clients’ long-term goals and advance the Company’s business objectives. The Nominating and Governance Committee of the Maximus Board of Directors has formal oversight of the Company’s policies pertaining to political contributions and compliance with all U.S. laws and regulations, political activities including contributions from the employee-funded Maximus Political Action Committee, lobbying priorities and expenditures, and lastly expenditures related to principal trade organizations. More is available at maximus.com/government-relations.
Supply Chain
We are also committed to treat our supply chain fairly. For instance, across our UK business, we adhere to the Prompt Payment Code, and other supply chain accreditations such as the Merlin Standard.
How We Support Diversity, Equity, and Inclusion
Diversity, Equity, and Inclusion (DE&I) is an important part of who we are as a company and we have taken a comprehensive effort to establish a framework that will help guide us towards an even more inclusive workplace. We focus on furthering the Company’s efforts in DE&I by identifying opportunities to make improvements, which could range from hiring practices to company culture. We actively engage with employees and management in order to capture their sentiments about the Company’s culture, while also working with local leaders and community organizations that seek to bring attention to social justice, human rights, civil rights, equity, and inclusion. Our DE&I learning resources channel provides a growing number of resources for employees to assist them in working towards contributing to a workplace that values DE&I.
In 2021, we:
•
Engaged a third-party to conduct an audit of all human resources (HR) policies and practices, including those relating to DE&I and racial equity; the findings of this audit will inform our near-term DE&I commitments as part of a holistic human capital management approach

•	Launched unconscious bias training and assessment to all U.S. people managers
•	Initiated a two-year program to intentionally close any gender and racial/ethnicity pay gap in the U.S.
•	Incorporated new non-financial goals and strategic objectives into our executive compensation program to include diversity and engagement target achievements weighted at 15% collectively
•	Grew our DE&I team
2022 Proxy Statement 39

The DE&I Steering Committee, comprised of leaders at Maximus, acts as a “think tank” for what DE&I activities will occur at the Company. The DE&I Design Committee is a working group of a variety of Maximus employees that previews, gives input, and tests DE&I interventions before they are implemented at Maximus. In 2022, the two groups will combine to become the DE&I Council as we believe this approach will further enable us to ensure our DE&I goals.
Maximus businesses were recognized for their efforts in supporting people with disabilities and long-term health conditions. Maximus UK entities were among the first to be awarded Disability Confident Leader status by the U.K. Government. We were the first employment service provider to achieve nationally recognized Disability Confident Recruiter status by the Australian Network on Disability. We were also recognized by the Virginia Department of Aging and Rehabilitation Services as a Champion of Disability Employer.
The Company supports all military-connected employees regardless of whether they have served themselves, at home or abroad, are a military spouse, or have any other military connection. Highlights include:
•	Retention support for all military connected employees and benefits and programming designed specifically for active Guard and Reserve employees
•
Partnering with the Posse Foundation’s Veterans Program to provide professional development workshops and orientation support for post-9/11 veterans pursuing bachelor’s degrees at colleges and universities across the country

•	Promoting the hiring of veterans through targeted sourcing strategies and outreach to veteran service organizations to increase the pool of qualified military-related applicants
•	Veteran recognition month every November and spotlights of our military and veteran employees
•	Military Spouse Employment Partnership participation in hiring events, quarterly partner meetings, and employer roundtables
How We Protect Our Planet
As a company that primarily provides business process services (“BPS”) services to local, state, federal, and international government, Maximus has a relatively small environmental footprint and limited exposure to some of the main environmental concerns with which other companies grapple. We do, however, remain committed to ensuring responsible environmental practices in each of our locations and take advantage of opportunities we have to run our operations more efficiently.
The Board of Director’s Nominating and Governance Committee has oversight responsibility for ESG which include climate-related risks and opportunities.
Maximus offices around the country have implemented several “green initiatives” to reduce the environmental impact on our planet. We support:
•	Conserving energy to reduce carbon emissions. For example:
○	Piloted our LED light installation program across 13 sites in the U.S. during fiscal year 2020 which is projected to provide more than $1 million and 5.5 million kWh in savings per year
○	Implementing staggered climate control daily start-up times and building temperature standards for summer cooling and winter heating
○	Installing sun film on sun-exposed windows to reduce glare and hot spots within our facility to lower electricity usage from climate control systems
•
Eliminating paper waste through innovative solutions. We work hand-in-hand with our government clients to recommend ways to reduce paper consumption; this can often be a more cost-effective way to achieve business goals. For example:

○	Replacing traditional paper services with electronic services
○	Developing intranet sites to post program information and reports using electronic “fast alerts” to keep staff abreast of important information
○
Encouraging clients to authorize telephone and web program enrollments as opposed to using and mailing paper enrollments, resulting in a reduced reliance on printed collateral materials and paper products

40 Maximus

○	Enabling community-based organizations to implement efficient business practices by providing technology and technical assistance to submit program enrollments electronically
•	Reducing, reusing, and recycling office waste wherever possible. For example:
○	Installing safe and efficient water filtration systems to replace bottled water coolers
○	Using recycled paper for mailings and promotional materials
○	Negotiating better rates on eco-friendly products through our suppliers
○	Introducing a recycling measurement program to better understand our impact
In 2021, Maximus UK business committed to become carbon positive by 2030.
How We Use Compliance and Control Functions to Protect Our Company
We believe that to operate sustainably we also need compliance and corporate control provisions designed to:
•	ensure the integrity of our operations and financial reporting as a global business with multiple foreign operations
•	prevent, manage, and mitigate enterprise-wide risk
•	provide for independent review and assurance of our operations with early identification of contractual or operational performance issues
•	promote the safety, security, and integrity of our technology and services
•	safeguard the value of the Maximus brand through the consistent delivery of quality services that lead to long-term client relationships
We have a comprehensive compliance and ethics program that provides:
•	a formal structure for overseeing compliance
•	written standards and policies
•	regular training and education to promote compliance
•	effective, retaliation-free lines of communication for reporting suspected violations
•	mandatory data and privacy security training on an annual basis supplemented by internal testing throughout the year to ensure employees understand the appropriate processes
•
information security controls frameworks, such as HIPAA, NIST SP800-53, CMS MARS-E, IRS 1075, ISO27001, and more that define how we ensure confidentiality, integrity, and the availability of information that can be measured

•	internal monitoring and auditing
•	response and corrective action plans
•	well-publicized disciplinary guidelines
More information can be found in our Standards for Business Conduct and Ethics available at our website.
How We Performed in Fiscal Year 2021
Despite challenges faced in light of the COVID-19 global pandemic, the Company achieved solid performance in fiscal year 2021 as measured by important financial and operational metrics, including:
•
Revenue increased 23% to $4.25 billion compared to $3.46 billion for the prior year, driven by approximately $1.1 billion of COVID-19 response work and $323 million of revenue contributions from the Attain Federal and VES acquisitions, partially offset by the completed Census contract.

2022 Proxy Statement 41

•
Operating income margin was 9.6% and diluted earnings per share were $4.67. Adjusting for amortization of intangible assets, operating income margin and diluted earnings per share would be 10.6% and $5.19, respectively.[1]

•	We had cash flows from operations of approximately $517 million and free cash flow[2] of approximately $481 million.
•	To supplement our core business, we furthered our progress on our long-term strategy through two acquisitions of Attain Federal and VES.
[1]
Adjusting operating income and diluted earnings per share for the effect of amortization of intangible assets results in non-GAAP numbers. A description of how we calculated these numbers, as well as a summary of our use of these non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2021, and filed with the SEC on November 18, 2021.

[2]
“Free cash flow” is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2021, and filed with the SEC on November 18, 2021

42 Maximus

Stock Performance Graph
The following graph compares the cumulative total shareholder return on our common stock for the five-year period from September 30, 2016, to September 30, 2021, with the cumulative total return for the S&P Midcap 400 Indices. In addition, we have compared the results of a peer group to our performance. This peer group is that defined within Item 5 of our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on November 18, 2021. This graph assumes the investment of $100 on September 30, 2016, in our common stock, the S&P Midcap 400 Indices, and our peer group, weighted by market capitalization and assumes dividends are reinvested.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
September 2021
300.00
250.00
200.00
150.00
100.00
50.00
0.00
2016
2017
2018
2019
2020
2021
Maximus, Inc.
S&P MidCap 400
Peer Group

Notes:
A.	The lines represent index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on September 30, 2016.
How We Are Looking Forward
The Maximus culture and the commitment our employees have to the mission of our customers and the lives of the citizens we serve each day will remain a critical factor in our success. As we look forward, we see the clinical evolution of our business as well as the continued digital transformation of government services driving our growth opportunities.
As Maximus moves forward, program administration work, particularly the delivery of citizen services in an independent and conflict-free manner, will continue to underpin our business. Over time, we anticipate technology playing a larger role in this area and the work continuing to evolve to include more clinical assessments and related services. Our maturing portfolio of digital solutions and increasing systems integration capabilities will enable us to make greater use of the data underlying our operations, provide improved decision support tools to our employees, and enable a more seamless and high-quality customer experience.
Our digital strategy started several years ago with what has now become table stakes, including mobile applications streamlining program applications and enrollment, Robotic Process Automation (RPA), and chat and text functions providing additional channels for citizen engagement. Maximus must routinize these capabilities and create a solid foundation upon
2022 Proxy Statement 43

which the next generation of digital solutions can be built. While we have had success in driving cost out of routine transactions and improving the quality and timeliness of our citizen services, we must constantly advance our skills and solutions to meet and exceed client expectations. Our previous technology investments have created an infrastructure that enables a secure hybrid work environment and delivers significant value to our clients as demonstrated during the pandemic. Our platform provides Maximus and our clients more readily available access to valuable data and vast amounts of compute capacity.
Through our current and planned investments in data governance, our rapid innovation and delivery methodology, and continued growth of digital competencies across the organization we are well positioned to deliver new solutions underpinned by Artificial Intelligence (AI) and machine learning and leveraging other cognitive computing capabilities as part of the next phase of our digital strategy. Through this client-focused approach, we intend to provide even better decision support tools for our employees, and lower costs while accomplishing more complex transactions for citizens at scale.
We continue to believe there will be long-term demand for business process services with a clinical dimension. We see this in the demand for our growing appeals and assessments business where our health care professionals help determine eligibility for health care and related services. By employing our strength in clinical assessment, case management, and consumer engagement, we are a natural partner to governments as they address issues ranging from long-term services program eligibility to disability benefit determinations to the social determinants of health outcomes. Both our skilled workforce and demonstrated ability to provide clinical services at scale become important differentiators as we pursue new opportunities that address wider demographic challenges.
We continue to see evidence that the long-term macro trends remain in our favor as governments are challenged with finding a responsive and cost-effective way to manage aging populations, individuals with more complex health care needs, barriers to sustainable employment, and to address population and public health imperatives as well as rising caseloads within budget constraints. Maximus has a proven track record of growth, a dedicated team of seasoned operators, and a portfolio of contracts that generates meaningful cash flow. We have earned a reputation as a trusted long-term partner delivering outcomes that matter, strengthened even further through our collaboration to best serve our clients through the ongoing COVID-19 global pandemic. These programs will be essential as governments aim to get their economies back on track as we emerge from this global pandemic. Therefore, together with our government partners at the state, federal, and local levels, Maximus continues to work hard every day to provide cost effective services that transform the lives of people around the world, particularly during these extraordinary times. We are keenly focused on providing services that are flexible, scalable, and efficient for our government partners, but we never lose sight of the citizens we serve.
44 Maximus

The Audit Committee and the Board of Directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2022. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2021, 2020, and 2019.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Although our bylaws do not require shareholder ratification, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending September 30, 2022.
The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 2 unless you mark your proxy card otherwise.
The Board of Directors Recommends that the Shareholders Vote FOR the Ratificiation of the Appointment of Ernst & Young LLP as our Independent Registered Accounting Firm for the Fiscal Year Ending September 30, 2022.
46 Maximus

Audit Information
Fees of Independent Registered Accounting Firm
Set forth below is a description of the fees billed by Ernst & Young LLP, our independent registered accounting firm for the fiscal years ended September 30, 2020, and 2021.
Audit Fees
Fees billed for audit services totaled approximately $3,873,000 for the 2021 fiscal year and $3,151,000 for the 2020 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.
Audit-Related Fees
Fees billed for audit-related services primarily included services related to non-statutory financial reporting and totaled approximately $45,000 for the 2021 fiscal year and $45,000 for the 2020 fiscal year.
Tax Fees
Fees billed for tax services, including tax advice and tax planning, totaled approximately $290,000 for the 2021 fiscal year and approximately $227,000 for the 2020 fiscal year.
All Other Fees
Fees billed for all other services rendered to us by Ernst & Young LLP, which included a subscription to an accounting research service, totaled approximately $5,000 for the 2021 fiscal year and $4,000 for the 2020 fiscal year.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.
Report of the Audit Committee
The Audit Committee is composed of three directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.
Management is responsible for:
•	establishing and maintaining our internal control over financial reporting
•	assessing the effectiveness of our internal control over financial reporting as of the end of each year
•	the preparation, presentation, and integrity of our consolidated financial statements
2022 Proxy Statement 47

Our independent registered accounting firm is responsible for:
•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting
•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles
•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting
The Audit Committee is responsible for:
•	the appointment, compensation, retention, and oversight of the work of our independent registered accounting firm
•	overseeing and reviewing our accounting and financial reporting processes
In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2021, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered accounting firm’s responsibilities, critical accounting policies and practices used, and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.
In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.
Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2021, for filing with the SEC.
Audit Committee
Raymond B. Ruddy (Chair)
Jan D. Madsen
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
48 Maximus

How We Are Paid —
Executive Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or NEOs, we are referring to the following individuals whose fiscal 2021 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.
Name	Position
Bruce L. Caswell	Chief Executive Officer, President and Director
Richard J. Nadeau	Chief Financial Officer and Treasurer
Ilene R. Baylinson	General Manager, U.S. Services
Thomas D. Romeo	Former General Manager, U.S. Federal Services
David R. Francis	General Counsel and Secretary
Michelle F. Link	Chief Human Resources Officer
Maximus previously disclosed the retirement of Thomas Romeo from his role as U.S. Federal Services Segment General Manager effective July 31, 2021 and its Chief Financial Officer, Richard J. Nadeau, effective November 30, 2021.
While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.
Our Company
We are a leading operator of government health and human services programs worldwide. We are a responsible and reliable contracting partner to governments under our mission of Helping Government Serve the People®. Governments rely on our financial stability and proven expertise in helping people connect and use critical government programs. We use our experience, business process management expertise, innovation, and technology solutions to help government agencies run effective, efficient, and accountable programs.
Our primary portfolio of work is tied to business process services (BPS) in the health services and human services markets. Our growth over the last decade was driven by new work, such as that from the Affordable Care Act (ACA) in the U.S. and a growing footprint in clinical services including assessments, appeals, and independent medical reviews in multiple geographies. Our growth has been supplemented by strategic acquisitions.
Most recently, we experienced both favorable and unfavorable impacts as a result of the ongoing Coronavirus (COVID-19) global pandemic. Underscoring the importance of the services we provide, many of our U.S. contracts were designated as “essential” by government agencies in the midst of the pandemic. Keeping these programs open assists vulnerable individuals and families to access vital healthcare and safety-net services during these uncertain times. We have been successful in winning new contracts tied to public health initiatives such as vaccine information hotlines and unemployment insurance programs to help governments respond to the COVID-19 crisis and to offset the impact of some of the programs we support that have experienced reduced volumes due to the pandemic. The individuals and families served under these programs are those considered some of the most vulnerable to COVID-19. As a result, we believe our operations support programs vital for their safety and wellbeing.
Our executive compensation program is structured to support both our short-term goals and our long-term growth.
2022 Proxy Statement 49

Fiscal Year 2021 Business Highlights
•	Revenue increased 23% to $4.25 billion compared to $3.46 billion for the prior year
•	Operating margin was 9.6% compared to 8.3% for the prior year
•	Diluted earnings per share of $4.67 compared to $3.39 for the prior year
•	Continued our quarterly cash dividend of $0.28 per share, returning approximately $68.8 million to our shareholders during fiscal year 2021
•	To supplement our core business, we furthered our progress on our long-term strategy through the Attain and VES acquisitions:
•
In March 2021, we acquired the federal business of Attain. The additional capabilities from Attain Federal meaningfully expand our technology consulting and growing systems integration skills, increasing our ability to address the most pressing IT needs of our federal clients while providing internal opportunities to improve the quality and efficiency of our business process services operations. Attain Federal is delivering on complex program challenges for critical clients, while gaining the ability to bid on larger opportunities through newly available contract vehicles.

•
In May 2021, we acquired VES, a leading provider of Medical Disability Examinations for the VA. This acquisition accelerates our clinical evolution to meet long-term demand for BPS with a clinical dimension. Prior to VES, approximately 15% of our work was clinical in nature whereas it now accounts for approximately 25% of our portfolio.

Key Fiscal Year 2021 Compensation Actions
In determining the compensation of our executive officers, the Compensation Committee took into account the following:
•	Our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures
•
The duties, responsibilities, and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the business operations for which the executive is personally responsible and accountable

•	Total overall compensation levels, as well as the mix of salary, cash bonus incentives, and equity incentives
•	Comparative industry market data to assess compensation competitiveness
•	Internal pay equity considerations
•	Introduced a cap for Executive Bonus Plan funding of 220% subject to individual performance achievement for fiscal year 2021 and future years
•	Added Performance Share Units to our equity offerings for our NEOs and other key executives
•	Expanded our Compensation Recovery policy to cover:
○	restatements in situations where the incorrect financials resulted in overpayments; and
○	instances of misconduct, fraud, or illegal activity, outside the need for financial restatement
50 Maximus

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during fiscal year 2021 are set forth below.
Compensation Component		Link to Business and Talent Strategies		Fiscal Year 2021 Compensation Actions
Base Salary (Page 54)	•	Competitive base salaries reflect each NEO’s skills, experience, and responsibilities and provide regular fixed income and help attract and retain executive talent	•	Mr. Caswell’s did not receive a base salary increase for fiscal year 2021
			•	No other NEO received a base salary increase in fiscal year 2021
Executive Bonus Plan (EBP) Compensation (Page 55)	•	Focus executives on achieving annual financial and non-financial results that are key indicators of annual financial and operational performance	•	Net Operating Income and New Business Awards exceeded the outperform level of performance
	•	EBP pool is funded based on four metrics: ○ Net Operating Income (65%) ○ New Business Awards (20%) ○ Diversity, Equity, and Inclusion (7.5%) ○ Employee Engagement (7.5%)	•	The EBP payouts for the CEO and NEOs, based on the compensation formulas, were calculated at 324% of target
	•	Individual payouts are determined based on the results achieved against pre-established performance targets and the compensation committee’s assessment of individual contribution of each NEO	•
However, the Compensation Committee determined that the overall EBP funding should be capped at 220% of target, subject to individual performance achievement, for fiscal year 2021 (and future years as described above)

Long-Term Incentive Plan Compensation (Page 57)	•	Fiscal 2021 annual equity-based awards consist of restricted stock units (RSUs) and performance stock units (PSUs)	•	RSUs vest over three years, in equal annual installments
	•	PSUs vest based on our performance against two pre-established metrics: diluted earnings per share (EPS) and relative Total Shareholder Return (TSR)	•	PSUs cliff-vest at the end of the three-year performance period subject to achieving pre-set EPS and relative TSR performance targets
	•	RSUs and PSUs provide focus on our long-term financial objectives, stock price growth, and our talent retention objectives	•	EPS PSUs vest after three years but are divided into three equal tranches that each have a target goal for earnings per share
			•	Our three-year relative TSR performance is evaluated against S&P400 index
Shareholder Engagement and Fiscal Year 2021 Say-On-Pay Vote
We maintain an ongoing dialogue with our stockholders throughout the year to obtain shareholder views on various topics from our Company’s strategy to capital allocation and executive compensation. Members of management and, as appropriate, members of our Board of Directors, participated in these shareholder engagement meetings over the past year. During these interactions, our shareholders expressed their viewpoints on a variety of topics generally focused on financial performance.
At the 2021 Annual Meeting of Shareholders, approximately 95% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.
Independence Assessment of Compensation Consultant
The Compensation Committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consulting firm, to advise it on executive compensation programs. The Compensation Committee reviewed the independence of FW Cook in light of SEC rules and NYSE listing standards and has concluded that both the consultant’s work for the Compensation Committee was independent and did not raise any conflict of interest.
2022 Proxy Statement 51

Fiscal Year 2022 Compensation Program Changes
Our executive compensation program focuses our leadership team on key areas that drive the business forward and align with the long-term interests of our shareholders. The Compensation Committee regularly reviews and discusses our compensation program and incentive performance at each meeting. The Compensation Committee considers many factors when electing to make changes to the program and for future incentive plans including market trends, input from its independent compensation consultant and shareholder feedback. For fiscal year 2022, the Compensation Committee is making no major design changes to the incentive compensation program in order to better monitor the impact of the fiscal year 2021 adjustments.
How We Determine Executive Compensation
Our Executive Compensation Philosophy and Objectives
Maximus is committed to providing an executive compensation program that enables our organization to attract, develop, reward, motivate and retain top executive-level talent. Our executive team is responsible for driving our organization’s mission of Helping Government Serve the People®.
The guiding principles of our executive compensation program are:
•
Performance-based and tied to individual and Company-wide achievement to motivate executives to attain the Company’s short and long-term financial and strategic objectives. Variable pay constitutes a majority of total compensation.

•	Alignment with external talent markets we compete in, to support the attraction, motivation and retention of top talent while remaining competitive with Maximus peer companies.
•	Fair and equitable compensation based on the expected contributions of an individual along with their skills, abilities, competencies, and performance.
Our executive compensation program is designed to create commonality of interest between management and shareholders by tying a meaningful portion of realized compensation directly to changes in shareholder value. We consider the financial efficiency of the overall executive compensation program from taxation, accounting, and cash flow perspectives. We also consider corporate governance best practices and input from our shareholders whether through Say-on-Pay proxy voting or outreach initiatives.
Executive Compensation Practices
The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:
✔	Provide short-term and long-term incentive plans with performance targets aligned to business goals	✘	Do not allow directors or executives to engage in hedging or pledging of Maximus securities
✔	Maintain a Compensation Committee composed entirely of independent directors who are advised by an independent compensation consultant	✘	Do not encourage or reward executives for excessive, imprudent, inappropriate, or unnecessary risk-taking
✔	Require stock ownership for all senior leaders	✘	Do not backdate equity awards
✔	Beginning with fiscal year 2021 grants, require equity awards to have double trigger change in control provisions	✘	Do not provide excise tax gross-ups
✔	Complete an annual incentive compensation risk assessment	✘	Do not allow dividends or dividend equivalents on unearned [performance-based] awards
✔	Require cash and equity incentive awards for all executive officers to be subject to clawback and cancellation provisions	✘	Do not allow repricing of underwater stock options without stockholder approval
✔	Strong shareholder and stakeholder engagement	✘	Do not provide excessive perquisites
52 Maximus

Oversight Responsibilities for Executive Compensation
The table below summarizes the key oversight responsibilities for executive compensation.
Compensation Committee	•	Establishes executive compensation philosophy
	•	Approves incentive compensation programs and target performance expectations for the short-term and long-term incentive awards
	•	Approves all compensation actions for the NEOs
Independent Board Members	•	Assess performance of the CEO
Independent Committee Consultant	•
Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation, annual compensation programs risk assessment, and executive compensation trends

	•	Participates in Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings
•
In fiscal year 2021, FW Cook served as an independent compensation consultant to the Compensation Committee and reported solely to the Compensation Committee; has not performed any other services for the Company nor has economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management	•
Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from FW Cook, as appropriate

	•	Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized
Peer Group Selection and Market Data
The Compensation Committee uses comparative industry data to assist it in evaluating our executive compensation program. With the assistance of the independent compensation consultant, the Compensation Committee reviews elements of our executive compensation program against a group of peer companies that are similar in business operations, size, scope, and complexity through the use of public filings and survey data. Maximus may vary from the median in terms of pay mix and total compensation as we view market data as a reference rather than determinative.
For purposes of fiscal year 2021 compensation, the Compensation Committee reviewed compensation practices for the following comparable companies based on analysis provided by FW Cook.
Allscripts Healthcare Solutions	Leidos Holdings, Inc.
Booz Allen Hamilton Holding Corp.	Magellan Health, Inc.
CACI International	ManTech International
Gartner, Inc.	Perspecta, Inc.(1)
Genpact Limited	Science Applications International Corp.
ICF International	Tetra Tech Inc.
KBR Inc.
(1)	Perspecta was acquired by Peraton in May 2021
Two companies were removed from last year’s peer group, and four companies were added to the group in fiscal year 2021:
•	Conduent and Unisys were removed because their market capitalizations were substantially below the rest of the peer group
•	We added Allscripts Healthcare Solutions, Genpact, Magellan Health, and Perspecta because of the sectors they operate in and their commonality of attributes with other members of our peer group
2022 Proxy Statement 53

As there is limited data on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry, when it considers the market competitiveness of NEO compensation levels and/or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.
Fiscal Year 2021 Named Executive Officer Compensation
Fiscal Year 2021 Compensation Snapshot
The Company’s fiscal year 2021 executive compensation program can be summarized as follows:
Fiscal Year 2021 Total Direct Compensation Element
	Base Salary	Annual Cash Incentive	PSU	RSU
Who Receives	All NEOs
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable at-risk)	Long-term emphasis (variable at-risk)
Performance Period	1 year	1 year	3 years (cliff-vest)	3 years (ratable annual vesting)
How Payout Determined	Compensation Committee determination	Pre-established formula. Compensation Committee maintains +/- 25% modifier	Value of PSUs at vesting is tied to achieved performance results against pre-established metrics and our stock price performance	Stock price at each vesting date
Fiscal Year 2021 Performance Measures	Individual; base salary adjustments to align key executives with the market and relative to their peers	Net Operating Income; New Contract Awards; Strategic, non-financial objectives	Earnings per Share Growth; Relative TSR	Stock price
Base Salary
Our base salary philosophy is to provide reasonable fixed income to our executive officers in amounts that attract and retain individuals with a broad, proven track record of performance. In general, we offer base salaries at or around the median of market practice among the peer group of comparable companies. Individual salaries can be above or below the median based on individual skills, experience, performance, tenure, and scope of responsibility of the incumbent, as well as the difficulty of replacing an incumbent and importance of the position to our Company. Salaries may exceed market medians for those whose skills are superior to typical executives with similar responsibilities, for those who hold positions that are broader in scope than their peers or who are uniquely important to the Company.
Adjustments to base salary are made within an annual budget based on (i) competitive practices among our peer group, as well as broader industry practices, (ii) our Company’s financial performance in the prior year and expectations for the coming year, and (iii) qualitative assessments of the nature of the position, as well as the contribution, performance, and experience of the executive officer. In fiscal year 2021, we chose not to adjust any of the base salaries for the NEOs due to the uncertainty of the ongoing pandemic and to focus base salary increases on others within the organization.
54 Maximus

	Fiscal Year 2020 Base Salary	Increase (%)	Fiscal Year 2021 Base Salary
Bruce L. Caswell	$750,000	0.0%	$750,000
Richard J. Nadeau	$525,000	0.0%	$525,000
Ilene R. Baylinson	$515,000	0.0%	$515,000
Thomas D. Romeo	$465,000	0.0%	$465,000
David R. Francis	$427,450	0.0%	$427,450
Michelle F. Link	$385,000	0.0%	$385,000
Executive Bonus Plan
The Compensation Committee typically sets targets for the EBP (our annual cash incentive plan) within the range of the market median. As a result, annual cash compensation (base salary plus annual cash incentive) generally approximates the market median if the Company meets our budgeted objectives, above the median for exceptional performance and below the median for failure to meet objectives.
Our short-term incentive plan is governed by the following considerations:
•	Tying metrics and key indicators to our Company’s success and short-term strategic objectives
•	Establishing performance goals that are reasonably achievable and viewed as fair, while at the same time, encouraging stretch performance
•	Identifying metrics that are simple to understand and can be influenced by the executives participating in the plan
•	Increasing the executive’s target annual cash compensation with successively higher levels of responsibility
•	Basing annual incentive payouts earned on overall Company, as well as individual, performance
The Compensation Committee determined the fiscal year 2021 annual cash incentive awards for the NEOs using the following framework:

The target annual cash incentive opportunity as a percent of annual base salary for each of our NEOs in fiscal year 2021 was as follows:
	Fiscal Year 2020 Target Annual Incentive as Percent of Base Salary (%)	Year Over Year Percentage Change	Fiscal Year 2021 Target Annual Incentive as Percent of Base Salary (%)
Bruce L. Caswell	150%	0%	150%
Richard J. Nadeau	75%	0%	75%
Ilene R. Baylinson	60%	0%	60%
Thomas D. Romeo	60%	0%	60%
David R. Francis	60%	0%	60%
Michelle F. Link	60%	0%	60%
Our annual performance metrics are established with due consideration for the cyclical nature of our business and evolving government programs. This helps avoid inadvertently discouraging management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to our Company but might adversely affect
2022 Proxy Statement 55

near-term financial results and potential rewards. The Company sets metric targets by building a model that aligns with the Company’s internal business plan. The metrics were designed with rigor and their achievement was not guaranteed. All performance metrics were adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions, discontinued operations and legal settlements or recoveries.
For fiscal year 2021, we created the Executive Bonus Plan to better align the plan participants to the goals and objectives that they have the most impact on. The participants, as determined by the Compensation Committee, include our NEOs and approximately 25 other key executives. The metrics chosen for the EBP were Net Operating Income, New Contract Awards, Diversity and Inclusion, and Employee Engagement. We chose the metrics for the following reasons:
•
Net Operating Income: illustrates both our financial and operational success through our financials and is our heaviest weighted metric. Net Operating Income was used in fiscal year 2021 in lieu of Distributable Income to better focus our NEOs on the profitability and efficiency of our operations.

•	New Contract Awards: this metric demonstrates new customer growth and is indicative of future success and growth for the organization.
•
Diversity and Engagement: As our fiscal year 2021 strategic, non-financial goals and they were both aimed at improving internal, employee-focused metrics throughout the year. The Compensation Committee acknowledges that improving both diversity and engagement are essential goals for the organization as Maximus is committed to maintaining and improving a strong relationship with its entire employee base. Our diversity target was tied to the company-wide DE&I strategy and our engagement target was tied to our employee net promoter score. These incentives were aimed at ensuring that Maximus’ leadership recognizes and focuses on all of its stakeholders and that employees remain at the forefront of our future.

For fiscal 2021, the goals for the original metrics used to fund the bonus were as follows:
	Weight	2020 Actual	2021 Target	2021 Actual
Net Operating Income	65%	$293M	$306M	$376M
New Contract Awards	20%	$1.08B	$1.80B	$3.54B
Diversity	7.5%	N/A	100% of Target Hires	100% of Target Hires
Engagement	7.5%	N/A	10% Increase	29% Increase
Payout opportunities for achieving threshold, target, and outperform levels of achievement are 40%, 100%, and 220% respectively for each of the metrics in the EBP, subject to interpolation between points, and extrapolation for performance delivered in excess of the outperform goal. The target performance goal, actual achievement, and resulting component payout achievement for each metric, are set forth below:
	Threshold	Target	Outperform	Actual	Achievement %	Component Payout %
Net Operating Income ($ millions)	$261M	$306M	$353M	$376M	128%	279%
New Business Awards ($ billions)	$1.35B	$1.80B	$2.25B	$3.54B	196%	563%
Diversity	75% of Target Hires	100% of Target Hires	125% of Target Hires	100% of Target Hires	100%	100%
Engagement	5% Increase	10% Increase	20% Increase	29% Increase	116%	313%
Weighted Average Payout for Goals: 324%
56 Maximus

Individual Performance
Individual goals and performance were used to differentiate bonus payouts. The Committee considered the impact each NEO had on the organization’s overall goals and their individual business lines when determining the NEOs payouts, including those highlighted below.
Bruce L. Caswell	Finished the year with $4.25B in revenue, Net Income of $291M, new Contract Awards of $3.5B, and Diluted EPS of $4.67 which were all significantly above fiscal year 2021 plan
Richard J. Nadeau	Secured new financing to support acquisitions
Ilene R. Baylinson	Sold and implemented over $500M (ACV) in new COVID work
Thomas D. Romeo	Helped transition his successor to ensure no interruptions to business in our Federal Markets
David R. Francis	Helped negotiate and close four acquisitions
Michelle F. Link	Created a Diversity, Equity, and Inclusion department
Determination of Fiscal Year 2021 Annual Cash Incentive Awards
Notwithstanding the weighted achievement of 324%, the Compensation Committee made a decision to cap the overall EBP funding at 220%, subject to individual performance achievement, for fiscal year 2021 to be consistent with the approach they had agreed upon for the outperform level for future years.
	Target Annual Cash Incentive Opportunity	Annual Cash Incentive Paid	% of Target
Bruce L. Caswell	$1,125,000	$2,475,000	220%
Richard J. Nadeau	$393,750	$875,000	222%
Ilene R. Baylinson	$309,000	$575,000	186%
Thomas D. Romeo(1)	$279,000	$511,500	183%
David R. Francis	$256,470	$600,000	234%
Michelle F. Link	$231,000	$510,000	221%
(1)
Mr. Romeo’s incentive was determined at the time of his separation agreement based on the performance of the Federal segment that he oversaw from the beginning of the fiscal year through his transition date and his continued role with the transition of leadership.

Additionally, Mr. Romeo received $350,000 of cash in lieu of equity for his performance in his position as General Manager of Federal Services during fiscal year 2021.
Long-Term Incentive Program
Long-term incentive (LTI) opportunities are generally established so that, when combined with salary and target annual bonus, total direct compensation (TDC) falls at the approximate median of market levels. Realized LTI and TDC varies from the median based on actual financial and stock price performance.
Our LTI also considers Company and individual performance during the prior fiscal year as well as retention objectives for each executive. We manage our plans carefully to avoid excessive levels of shareholder value transfer in relation to peer companies. Additionally, we believe that the aggregate LTI cost must be reasonable in comparison to our peer companies, and the cost implications of such plans must be supported by our Company’s annual and longer-term operating plans.
2022 Proxy Statement 57

Each NEO has an annual long-term equity incentive target grant denoted in terms of a dollar value, which was allocated between PSUs and RSUs. Details on the types of equity awards granted are provided in the table below. Mr. Romeo received the entirety of his equity award made during fiscal year 2021 in RSUs as he had made known his intention to retire once the Company had hired a suitable replacement.
Equity Award	Weighting	Rationale and Key Features
PSUs	50%	•	Incentivize our executive officers to achieve specific measurable financial performance and stockholder return over a three-year performance cycle
		•	The PSUs are split evenly, on a value basis, between PSUs that are based on 3-year relative TSR performance (TSR PSUs) and PSUs that are based on annual adjusted EPS growth (EPS PSUs).
		•	Earned shares vest and are issued at the end of the 3-year performance cycle and payouts can range from 0%-150% for the TSR PSUs and 0%-200% for the EPS PSUs.
RSUs	50%	•	Align pay and company performance as reflected in our stock price.
		•	Encourage retention of our executive officers’ services and promote ownership by our executives in company stock.
		•	RSUs vest in one-third installments at the end of each of the first three years following grant.
PSU Performance Metrics
The performance measures and weightings for the fiscal year 2021 PSU awards are as follows:
Performance Measures	Weighting	Description
Relative TSR	50%	•	The TSR PSUs may be earned based on the Company’s TSR relative to the S&P 400, measured over a three-year performance period.
		•
TSR PSUs require performance to be at the 50th percentile relative to the S&P 400 comparator group for target vesting, and minimum performance to be at the 25th percentile relative to the comparator group for any vesting to occur. The maximum payout of 150% of target requires TSR performance to be at the 75th percentile or greater relative to the comparator group.

		•
If the Company’s TSR is negative at the end of the three-year performance period, the TSR PSU awards will be capped at the target payout level even if the Company outperforms the S&P 400 comparator group.

Adjusted EPS Growth	50%	•
The EPS PSUs are separated into three tranches and may be earned based on fiscal year 2021, 2022, and 2023 performance, and then cliff vest at the end of a three-year vesting period to further align compensation outcomes with the long-term interests of the Company’s stockholders.

		•
The target annual adjusted EPS growth is measured as a 5% increase over the prior year’s actual adjusted EPS. Each tranche will be earned based on the extent to which the Company achieves the applicable level of adjusted EPS growth over the immediately preceding fiscal year’s actual adjusted EPS result (i.e., each fiscal year’s actual result forms the baseline for the immediately following fiscal year’s performance measurement). For threshold payout, the adjusted EPS growth must be at least 2% and maximum payout requires an increase of 10% or more.

		•
Annual adjusted EPS growth is defined as year over year growth of the Company’s fully diluted EPS, as adjusted for the positive or negative effect of: goodwill and intangible asset impairments; any changes in the effective income tax rate; changes in weighted average shares outstanding; contributions to the Maximus Foundation or other tax-exempt organizations; merger, acquisition and divestiture expenses; the portion of gains or losses on disposals of assets in excess of $1 million; changes in accounting standards; the portion of legal settlements or recoveries in excess of $3 million; the portion of gains or losses from discontinued businesses in excess of $1 million; and the portion of acquisitions that have an accretive or dilutive impact in the year the acquisition occurs or in the following year in excess of $0.05 per share to either year.

58 Maximus

Fiscal Year 2021 NEO Awards
During fiscal year 2021, the Compensation Committee approved the grant of the following annual PSUs and RSUs.
	PSU		RSU
	Award (#)	Target Value ($)(1)	Award (#)	Target Value ($)(1)
Bruce L. Caswell	31,808	2,300,036	31,807	2,299,964
Richard J. Nadeau	11,236	812,475	11,236	812,475
Ilene R. Baylinson	6,914	499,951	6,915	500,024
David R. Francis	5,186	375,000	5,186	375,000
Michelle F. Link	4,148	299,942	4,149	300,014
Thomas D. Romeo	—	—	10,372	749,999
(1)	Target Value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date.
The grant of fiscal 2021 LTI awards reflects the Compensation Committee’s assessment of Company and individual performance during the prior fiscal year, as well as the scope of each individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a high-level of success in spite of the pandemic. Individual performance considerations are noted below.
Individual Performance Considerations
Bruce L. Caswell	The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
	•	increased FY20 revenue to $3.46B compared to $2.89B in the prior year
	•	achieved organic revenue growth of 15.7%[1]
	•	prioritized employee health and wellbeing and operational continuity during these unprecedented times
Richard J. Nadeau	The Compensation Committee acknowledged Mr. Nadeau’s significant contributions to:
	•	prioritized employee health and wellbeing and operational continuity during these unprecedented times
	•	managing the risk profile of the Company
	•	managing strategic merger and acquisition opportunities
	•	improving accounting systems and processes
Ilene R. Baylinson	The Compensation Committee acknowledged Ms. Baylinson’ s significant contributions to:
	•	prioritized employee health and wellbeing and operational continuity during these unprecedented times
	•	implemented and expanded a new Business Development team secured a third extension on two of our major contracts
Thomas D. Romeo	The Compensation Committee acknowledged Mr. Romeo’s significant contributions to:
	•	achieved excellent results on both the CCO and Census contracts
	•	moved 5,000+ customer service representatives to work-from-home when we had zero prior to the start of COVID-19, while still maintaining high levels of service on our projects
	•	launched the Public Health Center
David R. Francis	The Compensation Committee acknowledged Mr. Francis’ significant contributions to:
	•	prioritized employee health and wellbeing and operational continuity during these unprecedented times
	•	supported the company through the COVID-19 pandemic by managing legal matters
	•	successfully resolved legal matters and maintained high standards of corporate governance
	•	supported merger and acquisition efforts
Michelle F. Link	The Compensation Committee acknowledged Ms. Link’s significant contributions to:
	•	prioritized employee health and wellbeing and operational continuity during these unprecedented times
	•	redesigned Executive Bonus Plan with non-financial metrics and well-aligned goals
	•	redesigned equity mix to include performance share units
	•	built a solid foundation of relationships amongst peers
[1]
“Organic revenue growth” is a non-GAAP term. Information on how we derived organic revenue growth and a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2021 filed with theSEC on November 18, 2021.

2022 Proxy Statement 59

Vesting Achievement Under the First Tranche of the Fiscal 2021-2023 PSU Award Cycle
The actual adjusted EPS for fiscal year 2020 was $3.41 and the adjusted EPS for fiscal year 2021 was $4.66.
The following table shows the performance of the first tranche of the Fiscal 2021-2023 EPS PSUs and the degree of attainment of the goals and resulting outcome. In the normal course, the earned PSUs will be subject to time-based vesting until September 30, 2023.
	Annual EPS Growth Performance Range
	Threshold	Target	Stretch	Maximum	Fiscal 2021 Actual	Earned PSUs (as % of Target)
Earned PSUs as a % of Target	50%	100%	150%	200%	37%	200%
Fiscal 2021 Adjusted EPS Growth	2%	5%	7.5%	10% or more
To the extent that actual EPS growth falls between any two of the values indicated in the table above, the number of earned EPS PSUs will be determined by the Committee based on an interpolation between the applicable values.
The target number of EPS PSUs and actual number of earned EPS PSUs for the fiscal year 2021 performance period is summarized in the table below:
	Target Number of PSUs in Each Vesting Tranche	Earned PSUs During Each Year of the Three-Year Performance Period(1)
		First Tranche	Second Tranche	Third Tranche
Bruce L. Caswell	5,301	10,602	Fiscal 2022 Performance Period In Progress	Fiscal 2023 Performance Period Has Not Commenced
Richard J. Nadeau	1,872	3,744
Ilene R. Baylinson	1,152	2,304
David R. Francis	864	1,728
Michelle F. Link	691	1,382
(1)	EPS PSUs are eligible for dividend equivalents during the vesting period.
Other Compensation and Governance Matters
Retirement and Deferred Compensation Plans
We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. Those plans include our 401(k) plan and our deferred compensation plan. We maintain the 401(k) plan for our employees, including our executives, because we wish to encourage employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) plan permits employees to make such savings in a manner that is tax efficient. Maximus also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who desire to save more than permitted under the 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan.
Perquisites and Other Benefits
Maximus, in order to promote our executives’ health and well-being, offers the opportunity for an annual healthcare screening for eligible executives. In fiscal 2021, all executive officers were eligible to participate in this program. The Company also offers the opportunity for eligible executives access to paid financial planning services.
60 Maximus

Executive Stock Ownership
Maximus has adopted executive stock ownership guidelines to encourage the retention of our common shares and share equivalents delivered to executives through the compensation program. Retention of equity is critical to our Company’s ability to create commonality of interest between management and shareholders by tying the value of compensation already paid to future changes in shareholder value. Accumulation of equity therefore encourages a partnership-like environment where executives behave like owners rather than employees. The CEO is required to hold six times his base salary, while all other NEOs are required to hold one and a half times their base salary. As of September 30, 2021, all NEOs had met their shareholding requirements with the exception of Ms. Link who still has three years to meet the requirement.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits directors, officers, and employees from selling short or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Maximus securities, including the trading of those securities on margin. It also prohibits those parties from pledging Maximus securities (including incurring margin debt against those shares).
Compensation Recovery (Clawback) Policy
Under the Company’s Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) if the Board determines that Incentive Compensation was based on performance achievement that was calculated by the Company in a materially inaccurate manner, or (iii) the individual engaged in egregious conduct that is substantially detrimental to the Company (whether financially, reputationally or otherwise), In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results, except in the case of egregious conduct where the board shall determine the amount of Incentive Compensation to recoup based on the following factors:
•
the amount of Incentive Compensation received by the executive that exceeds the amount of Incentive Compensation that otherwise would have been received or granted had the executive’s egregious conduct substantially detrimental to the Company been known

•	the relative fault or degree of involvement by the executive
•
the relative impact of the executive’s conduct on the Company and the magnitude of any restatement, loss or variance from budget or plan; and/or any other facts and circumstances determined relevant by the Board, in its sole discretion

The Compensation Recovery Policy is posted on the Company’s website under “Investor Relations - Corporate Governance.”
The Company will update its Compensation Recovery Policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) once the SEC’s rules are finalized. Those rules would require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement.
Severance Payments
The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.
The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company
2022 Proxy Statement 61

that it will have the continued services and support of the executives notwithstanding the possibility, threat, or occurrence of a change in control. The income continuity program uses a “double trigger” such that cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a qualifying termination of the participant’s employment. See Potential Payments upon Change in Control Involving Employment Termination below.
Risk Assessment of Compensation Programs
The Compensation Committee has reviewed with FW Cook the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.
Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.
Tax Considerations
Section 162(m) of the Code limits the deductibility of compensation paid to certain “covered employees” in excess of $1 million per year. Prior to the enactment of the Tax Cuts and Jobs Act passed by Congress in December 2017, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The Tax Cuts and Jobs Act significantly changed Section 162(m) by, among other things, repealing the performance-based compensation exemption, and reducing the federal corporate income tax rate. As a result, compensation paid to certain current and former executive officers in excess of $1 million a year generally would not be deductible unless such compensation qualifies for certain transition relief.
The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Committee will continue to monitor the effect of tax reform on our executive compensation program.
62 Maximus

Annual Compensation of Executive Officers
Summary Compensation Table
In the tables and discussion below, we summarize the compensation earned during fiscal years 2019, 2020 and 2021 by our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers, collectively referred to as the “named executive officers.”
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(1)
Bruce L. Caswell Chief Executive Officer and President	2021	754,247	0	4,665,684	2,475,000	11,075	7,906,006
	2020	743,269	0	4,400,037	992,500	8,525	6,144,331
	2019	718,750	0	4,000,000	250,000	7,000	4,975,750
Richard J. Nadeau Chief Financial Officer	2021	529,496	0	1,648,153	875,000	9,650	3,062,299
	2020	518,269	0	2,000,031	354,375	7,125	2,879,800
	2019	493,750	0	2,000,000	318,750	7,000	2,819,500
Ilene R. Baylinson(4) GM U.S. Services	2021	518,989	0	1,014,252	575,000	7,350	2,115,591
	2020	510,962	0	1,200,003	278,100	7,125	1,996,190
Thomas D. Romeo(4) GM U.S. Federal Services	2021	467,750	350,000(5)	749,999	511,500	16,182	2,095,431
	2020	455,811	0	1,200,003	251,100	8,525	1,915,439
David R. Francis General Counsel	2021	429,643	0	760,708	600,000	11,303	1,801,654
	2020	424,098	0	850,034	230,823	7,125	1,512,080
	2019	411,250	0	850,000	186,750	7,000	1,455,000
Michelle Link(6) Chief Human Resources Officer	2021	385,619	0	608,522	510,000	20,350	1,524,491
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PSU and RSU awards granted during the applicable year. For each of the RSU and EPS PSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. Each of the TSR PSU awards are calculated using a Monte Carlo simulation technique to return the fair value of the awards of $76.44. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.
(3)
The amounts in this column reflect the Company match for 401(k) of $7,250 and $100 wellness incentive for all of the NEOS, Deferred Compensation Plan match of $1,425 for Caswell and Romeo, $2,300 for annual physicals for Mr. Caswell and Mr. Nadeau, $13,000 for Ms. Link and $3,953 for Mr. Francis for financial planning services, and $7,407 for future COBRA services for Mr. Romeo.

(4)	Ms. Baylinson and Mr. Romeo were first designated as executive officers in fiscal year 2020.
(5)	Mr. Romeo received cash in lieu of equity for his performance in his position as General Manager of Federal Services.
(6)	Ms. Link first qualified as an NEO in fiscal year 2021.
Supplemental Discussion of Compensation
As described below, we have entered into employment agreements with Mr. Caswell. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.
Employment Agreement with Mr. Caswell
The Company and Mr. Caswell entered into a new employment agreement effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer. The initial term of Mr. Caswell’s employment agreement is three years and automatically renews for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. For fiscal year 2021, Mr. Caswell’s annual base salary was $750,000 and he was eligible to receive a cash bonus under our EBP, with a targeted bonus of 150% of his base salary. For fiscal year 2021, his targeted equity award level was $4,600,000, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without
2022 Proxy Statement 63

good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell is entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior to the termination. In addition, Mr. Caswell will receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell will be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell is subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.
CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are using the same “median employee” identified in the 2021 CEO Pay Ratio calculation for fiscal year 2020, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for fiscal year 2021.
We then identified the earned elements of this employee’s total compensation for fiscal year 2021 in accordance with the requirements of Item 402(u) of Regulation S-K resulting in annual total compensation of $38,059. The ratio of the annual total compensation of Mr. Caswell to the compensation of the median employee was then computed, yielding the final result as reported in the “Total” column of our 2021 Summary Compensation Table.
Based on the foregoing, the ratio of the annual total compensation of Mr. Caswell to the median of the annual total compensation of our median employee was computed to be 208 to 1 for fiscal year 2021.
We believe the foregoing is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, estimates and assumptions and, as result, the pay ratio reported by other companies may not be comparable to our pay ratio.
64 Maximus

Grants of Plan-Based Awards Table
The following table contains information concerning potential payouts under the EBP as well as actual grants of equity awards to each of the NEOs during the fiscal year ended September 30, 2021.
Grants of Plan-Based Awards in Fiscal Year 2021
	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(7)
Name			Threshold ($)(2)	Target ($)(3)	Outperform ($)(4)	Threshold (#)(5)	Target (#)	Maximum (#)(6)
Bruce L. Caswell		Cash	450,000	1,125,000	2,475,000
	11/23/2020	RSU							31,807	2,299,964
	11/23/2020	EPS				7,952	15,904	31,808		1,150,018
	11/23/2020	TSR				7,952	15,904	23,856		1,215,702
Richard J. Nadeau			157,500	393,750	866,250
	11/23/2020	RSU							11,236	812,475
	11/23/2020	EPS				2,809	5,618	11,236		406,238
	11/23/2020	TSR				2,809	5,618	8,427		429,440
Ilene R. Baylinson			123,600	309,000	679,800
	11/23/2020	RSU							6,915	500,024
	11/23/2020	EPS				1,729	3,457	6,914		249,976
	11/23/2020	TSR				1,729	3,457	6,186		264,253
Thomas D. Romeo			111,600	279,000	613,800
	11/23/2020	RSU							10,372	749,999
David R. Francis			102,588	256,470	564,234
	11/23/2020	RSU							5,186	375,000
	11/23/2020	EPS				1,297	2,593	5,186		187,500
	11/23/2020	TSR				1,297	2,593	3,890		198,209
Michelle F. Link			92,400	231,000	508,200
	11/23/2020	RSU							4,149	300,014
	11/23/2020	EPS				1,037	2,074	4,148		149,971
	11/23/2020	TSR				1,037	2,074	3,111		158,537
(1)
These amounts reflect the potential range of payouts for threshold to outperform performance levels (there is no maximum amount that may be paid) under the 2021 EBP. Actual amounts paid for fiscal year 2021 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 40% of the executive’s target bonus.
(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Caswell 150%, Mr. Nadeau 75%, Ms. Baylinson 60%, Mr. Romeo 60%, and Mr. Francis 60%.
(4)	Outperform has been established at 220% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.
(5)	Threshold has been established at 50% of target number of shares for EPS PSUs and TSR PSUs.
(6)	Maximum has been established at 200% or the target number of shares for EPS PSUs and 150% for the target number of TSR PSUs.
(7)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of equity awards made during the applicable fiscal year under our 2017 Equity Incentive Plan. For each of the RSU and EPS PSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. For TSR PSUs awards, the grant date fair value is calculated using a Monte Carlo simulation. The amounts shown disregard estimated forfeitures.

2022 Proxy Statement 65

Supplemental Discussion of Awards
Dividends are accrued on unvested RSUs and PSUs in the form of additional RSUs and PSUs. Those additional RSUs and PSUs vest over the same period and within the same parameters as the underlying awards on which they are paid. Once the RSUs and PSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. RSU awards vest in equal installments over three years and PSU awards vest after three years as long and upon certification of performance by the compensation committee.
Outstanding Equity Awards at Fiscal Year-End Table
In the table below, we list information on the holdings of unvested stock awards as of September 30, 2021, for each of the NEOs.
Outstanding Equity Awards at Fiscal Year-End 2021
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bruce L. Caswell	8,079(2)	672,173
	24,844(3)	2,067,021
	34,876(4)	2,901,683
	58,880(5)	4,898,816
Richard J. Nadeau	4,524(2)	376,397
	12,422(3)	1,033,510
	15,852(4)	1,318,886
	20,799(5)	1,730,477
Ilene R. Baylinson	3,290(2)	273,728
	9,005(3)	749,216
	9,511(4)	791,315
	12,798(5)	1,064,794
Thomas D. Romeo	1,892(2)	157,414
	4,503(3)	374,650
	9,511(4)	791,315
	6,981(5)	580,819
David R. Francis	2,423(2)	201,594
	5,278(3)	439,130
	6,736(4)	560,435
	9,600(5)	798,720
Michelle F. Link	3,334(4)	277,389
	7,678(5)	638,810
(1)	The market value of the RSUs and PSUs is based on the $83.20 closing price of a share of our common stock as of September 30, 2021, the last trading day of our fiscal year as reported on the NYSE.
(2)	RSUs will vest on September 30, 2022, the fifth year after the year of grant.
(3)	One-half of these RSUs will vest on each of September 30, 2022 and September 30, 2023, the fourth and fifth years, respectively, after the year of grant.
(4)	One-third of these RSUs will vest on each of September 30, 2022, September 30, 2023, and September 30, 2024, the third, fourth and fifth years, respectively, after the year of grant.
(5)
One-third of the RSUs will vest on each of September 30, 2022, and September 30, 2023, the second, and third, respectively, after the year of grant. The PSUs will vest on September 30, 2023, accordingly to the performance criteria.

66 Maximus

Stock Vested Table
In the table below, we list information on the vesting of stock awards during the year ended September 30, 2021, for each of the named executive officers.
Stock Vested in Fiscal Year 2021
	Stock Awards Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Bruce L. Caswell	51,401	$4,276,600
Richard J. Nadeau	24,516	$2,039,769
Ilene R. Baylinson	16,798	$1,397,567
Thomas D. Romeo	13,337	$1,109,656
David R. Francis	11,977	$996,474
Michelle F. Link	2,510	$208,799
(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.
(2)
Pursuant to the 2017 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 10,965 RSUs that vested on September 30, 2021. Those shares will be distributed in ratable annual installments beginning October 1, 2022. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Nonqualified Deferred Compensation Table
In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2021.
Nonqualified Deferred Compensation Fiscal Year 2021
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bruce L. Caswell	323,135	1,425	1,090,715	—	5,873,111
Richard J. Nadeau	912,320(2)	—	—	—	5,664,689(3)
Ilene R. Baylinson	—	—	—	—	—
Thomas D. Romeo	67,818	1,425	165,072	—	727,068
David R. Francis	—	—	—	—	—
Michelle F. Link	2,815	—	48	—	2,863
(1)	For Mr. Caswell and Mr. Romeo, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan.
(2)
Amount reflects the value of RSUs granted under the 2017 Equity Incentive Plan (and described in footnote 2 to the Stock Vested in Fiscal Year 2021 Table above), that vested in 2021 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)
Amount reflects the aggregate value of the vested and deferred RSUs based on the $83.20 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2021.

Supplemental Discussion of Deferred Compensation Plan
The Maximus Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments, and any refunds of excess 401(k) Plan contributions. Participants may also defer receipt of all or a portion of their equity awards under the 2021 Omnibus Incentive Plan which replaced the 2017 Equity Incentive Plan in March 2021. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. Equity awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an
2022 Proxy Statement 67

in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Code.
Retirement Program for Key Executives
In fiscal year 2019 the Compensation Committee adopted the Treatment of Equity at Retirement for Key Executives. The participants in the program are the NEOs and the Company’s Segment General Managers. An individual must be at least 55 years of age with 10 or more years of service with the Company or at least 60 years of age with five or more years of service to qualify. Provided an individual gives sufficient notice and enters into an enhanced non-competition agreement that extends for two years beyond the last vesting date of any equity awards, the individual’s equity awards will continue to vest over their stated terms.
The following table shows the total pre-tax value of equity awards that would be subject to continued vesting had the person elected to retire under the terms of this program effective September 30, 2021. The value shown would be the amount realized over the remaining vesting period of the equity awards based on the value of the Company’s common stock as of September 30, 2021.
	Years of Service	Continued Vesting of Equity Awards over Their Stated Terms ($)
Bruce L. Caswell	16	10,539,693
Richard J. Nadeau(1)	7	4,459,270
Ilene R. Baylinson	30	2,879,053
Thomas D. Romeo(2)	10	1,904,198
David R. Francis	23	1,999,879
Michelle F. Link(3)	1	—
(1)	As previously announced, Mr. Nadeau elected to retire effective November 30, 2021. Mr. Nadeau will participate in this program.
(2)
As previously announced, Mr. Romeo elected to retire from his role as U.S. Federal Services Segment General Manager on July 19, 2021 and will act in an advisory capacity to the U.S. Federal Services Segment General Manager until March 31, 2022. Mr. Romeo will participate in this program.

(3)	Ms. Link does not currently meet the eligibility requirements to participate in the Treatment of Equity at Retirement for Key Executives program.
Potential Payments upon Termination
The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:
•	a severance amount equal to one time (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus
•	one year’s worth of executive-level outplacement services
•	benefits continuation for one year
•
unvested stock options and equity awards shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be rarely exercised

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents
68 Maximus

The cash payments and (where applicable) continued equity vesting for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2021 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects the 2021 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)(2)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(3)	3,750,000	111,917	3,861,917	10,539,693	14,401,610
Richard J. Nadeau	918,750	68,727	987,477	0	987,477
Ilene R. Baylinson	824,000	59,716	883,716	0	883,716
Thomas D. Romeo(4)	—	—	—	—	—
David R. Francis	683,920	80,737	764,657	0	764,657
Michelle F. Link	616,000	87,767	703,767	0	703,767
(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months’ worth of employee benefits (30 months in the case of Mr. Caswell pursuant to the terms of his employment agreement) which include medical, dental, life insurance, disability, and financial planning benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)	An executive may also be entitled to continued vesting of equity awards provided he or she has complied with the terms of the Retirement Program for Key Executives described above.
(3)
Mr. Caswell’s entitlement to compensation upon termination of employment is governed by his Employment Agreement as described above in Supplemental Discussion of Compensation. His equity awards will continue to vest over their stated terms pursuant to that agreement.

(4)	Mr. Romeo’s separation agreement was disclosed with the Form 8-K filed on July 23rd, 2021.
Potential Payments upon Change in Control Involving Employment Termination
The Maximus Income Continuity Program provides each executive officer participant with compensation, benefits, and rights if the following events occur:
We terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.
This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus, or benefits to be payable under the program. As described in the next section, RSUs for all employees awarded before 2021 would vest upon a change in control. Beginning in 2021, the double trigger applies to such equity awards. The compensation, benefits, and rights to which a participant would be entitled include the following items:
•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years)

•
the vesting of any unvested stock options, RSUs, PSUs, or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below)

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination
•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services
2022 Proxy Statement 69

The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.
The initial term of the program continued until December 31, 2009, with automatic one-year renewals commencing on December 31, 2009, and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change in control.
The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his or her employment had been terminated at the end of fiscal year 2021 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(2)	5,967,500	122,566	6,090,066	10,539,693	16,629,759
Richard J. Nadeau	1,862,083	87,454	1,949,537	4,459,270	6,408,807
Ilene R. Baylinson	1,883,100	69,433	1,952,533	2,879,053	4,831,586
Thomas D. Romeo	—	—	—	—	—
David R. Francis	1,533,282	111,473	1,644,755	1,999,879	3,644,634
Michelle F. Link	1,790,000	125,534	1,915,534	916,199	2,831,733
(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 36 months’ worth of employee benefits in the case of the Chief Executive Officer and 24 months’ worth of employee benefits in the case of the other NEOs which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

(2)	Mr. Caswell’s Employment Agreement incorporates the terms of the Company’s Income Continuity Program.
Other Potential Benefits upon Change in Control or Death of Participant
Under the terms and conditions applicable to stock-based awards granted to Maximus employees prior to fiscal year 2021, unvested stock-based awards vest immediately upon (i) a change in control of the Company (as defined in our 2021 Omnibus Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death. Stock-based awards awarded in fiscal year 2021 are subject to the double-trigger program as described in the above section.
The total pre-tax benefit for each of the NEOs is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2021.
	Cash-Based	Equity-Based
Name	Cash Severance ($)	Stock-Based Awards ($)(1)(2)	Total Pre-Tax Benefit ($)
Bruce L. Caswell	—	10,539,693	10,539,693
Richard J. Nadeau	—	4,459,270	4,459,270
Ilene R. Baylinson	—	2,879,053	2,879,053
Thomas D. Romeo	—	1,904,198	1,904,198
David R. Francis	—	1,999,879	1,999,879
Michelle F. Link	—	916,199	916,199
(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.
(2)
Change in Control (not involving termination) would result in a pre-tax benefit for Mr. Caswell of $5,640,877, Mr. Nadeau of $2,728,793, Mrs. Baylinson of $1,814,259, Mr. Romeo of $1,323,379, Mr. Francis of $1,201,159, and Ms. Link of $277,389.

70 Maximus

Equity Compensation Plan Information
The following table sets forth as of September 30, 2021, information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under our 2021 Omnibus Incentive Plan. All shares under the 2021 Omnibus Incentive Plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans/arrangements approved by the shareholders	1,047,200	—	3,120,507
Equity compensation plans/arrangements not approved by the shareholders	—	—	—
Total	1,047,200	—	3,120,507
Compensation Committee Report
The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2021, and this proxy statement.
Compensation Committee
John J. Haley (Chair)
Anne K. Altman
Raymond B. Ruddy
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Compensation Committee Interlocks and Insider Participation
In fiscal year 2021, the members of the Compensation Committee were John J. Haley (Chair), Anne K. Altman, Raymond B. Ruddy, Michael J. Warren, and (until his retirement) Peter B. Pond. All members of the Compensation Committee are independent directors and were independent directors in fiscal year 2021. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.
2022 Proxy Statement 71

Certain Relationships and Related Person Transactions
Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts annual and quarterly surveys of the Board of Directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval. For the fiscal year 2021, the Company did not have any related person transactions.
72 Maximus

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement. We are including this proposal as required under Section 14A of the Exchange Act (which was added by the Dodd-Frank Act and the related rules of the SEC). This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to vote on our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the proxy statement for this meeting.”
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation Committee intends to carefully consider the results of this vote when making future executive compensation decisions for the Company’s named executive officers.
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. Maximus has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record revenues in fiscal year 2021.
The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:
•
substantial emphasis on performance-based incentive compensation -- 88% of the target compensation of Mr. Caswell and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses, or equity awards
•	modest executive benefits and perquisites
•	no repricing of stock options without shareholder approval
•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up
•	equity ownership requirements for directors and executive officers
•	anti-hedging and anti-pledging policies applicable to all directors, officers, and employees
•	clawback policy applicable to executive officers for incentive payments and equity-based awards
•	reasonable burn rate for equity awards
•	overall compensation in line with that of comparable companies.
We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2023 Annual Meeting of Shareholders. The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.
The Board of Directors Recommends that the Shareholders Vote FOR the Approval, on an advisory basis, of the Compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Compensation Tables and any Related Material contained in this Proxy Statement.
74 Maximus

The Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Avenue NW, Washington DC 20036, holder of 2,168 shares of our common stock, has submitted the following resolution for consideration at our 2022 Annual Meeting:
RESOLVED that shareholders of MAXIMUS, Inc. (“MAXIMUS”) urge the Board of Directors to oversee a third-party racial equity audit analyzing MAXIMUS’s impacts on nonwhite stakeholders and communities of color. Input from civil rights organizations and employees should be considered in determining the specific matters to be analyzed. A report on the audit, prepared at reasonable cost and omitting confidential and proprietary information (including information relevant to any legal claims against MAXIMUS that are pending, or about which MAXIMUS has notice), should be publicly disclosed on MAXIMUS’s website.
Supporting Statement
High-profile police killings of black people have galvanized the movement for racial justice. That movement, together with the disproportionate impacts of the COVID-19 pandemic, has focused the attention of media, the public and policy makers on systemic racism, racialized violence and inequities in employment, health care, and the criminal justice system.
Several aspects of MAXIMUS’s business and operations suggest that a racial equity audit would be useful. MAXIMUS describes itself as a “leading operator of government health and human services programs worldwide,” primarily “business process services (BPS) in the health services and human services markets.”1 Subpar administration of such services can disproportionately affect people of color.
For example, Black and Hispanic people are overrepresented among the uninsured in Tennessee,2 and MAXIMUS has come under fire for the number of children purged from Tennessee’s Medicaid program, for which MAXIMUS made eligibility determinations; state representatives called for an audit of MAXIMUS’s work, citing “grave concerns.”3 MAXIMUS determines Medicaid eligibility in 13 states, including California and New York.4 Similarly, MAXIMUS processes applications for the Supplemental Nutrition Assistance Program (“SNAP”),5 35% of whose recipients are Black or Hispanic.6
Issues involving MAXIMUS’s workforce may have racial equity implications. A federal judge in Louisiana recently denied MAXIMUS’s motion to find in its favor without a trial on a Black former employee’s claims that he was fired after “falsely being accused of a pattern of behavior as a big angry Black man” and complaining to the company’s ethics hotline about his supervisor’s treatment.7 MAXIMUS employees have protested the company’s policies regarding sick and caregiver leave during the COVID-19 pandemic,8 which has disproportionately affected people of color.9
Finally, MAXIMUS’s lobbying activities may cause adverse racial impacts. In 2020, the most recent year for which full data is available, MAXIMUS reported lobbying on bills dealing with COVID-19 relief, the SNAP program, and criminal justice issues.10 Current rules do not require MAXIMUS to disclose the positions it took on legislation, but those positions may be inconsistent with a commitment to racial equity.
For the above reasons, MAXIMUS should assess its behavior through a racial equity lens to identify how it contributes to systemic racism and could begin to help dismantle it.
We urge shareholders to vote for this proposal.
[1]	Report on Form 10-K filed on Nov. 19, 2020, at 4.
[2]	https://www.tnjustice.org/wp-content/uploads/2020/07/Rooted-in-Racism-An-Analysis-of-Health-Disparities-in-Te nnessee.pdf, at 6.
[3]	https://www.tennessean.com/story/news/health/2019/04/23/tenncare-coverkids-drop-children-insurance-lawmakers-audit/3553146002/
[4]	https://maximus.com/eligibility-and-enrollment
[5]	https://maximus.com/eligibility-and-enrollment
[6]	https://www.snaptohealth.org/snap/snap-frequently-asked-questions
[7]	https://www.govinfo.gov/content/pkg/USCOURTS-laed-2_20-cv-01757/pdf/USCOURTS-laed-2_20-cv-01757-0.pdf, at 3
[8]	https://nymag.com/intelligencer/2020/05/call-center-workers-say-their-giant-employer-endangers-them.html
[9]	https://www.cdc.gov/coronavirus/2019-ncov/community/health-equity/race-ethnicity.html
[10]	https://www.opensecrets.org/federal-lobbying/clients/bills?cycle=2020&id=D000027466
76 Maximus

Maximus Response to Shareholder Proposal on Third Party Equity Audit
The Board of Directors recommends a vote AGAINST this shareholder proposal regarding a third-party equity audit.
Maximus is committed to Diversity, Equity, and Inclusion (DE&I). Creating a diverse, equitable, and inclusive culture for all is not only the right thing to do but is also central to our mission of Helping Government Serve the People® and our ability to positively impact our communities.
In support of our mission, over the past 18 months we have worked to develop and implement a more comprehensive DE&I strategy. The starting point for our strategy is DE&I within our workforce. In 2021 an independent third-party conducted an audit of all human resources (HR) policies and practices, including those relating to DE&I and racial equity. The findings of this audit help inform our near-term DE&I commitments as part of a holistic human capital management approach.
In light of these initiatives already underway, we believe the adoption of this proposal would divert resources from existing efforts and is not in the best interests of our Company or our shareholders.
DE&I Strategy and Team
In 2021, Maximus launched a corporate-wide DE&I strategic framework designed to:
1.	Engage with employees to capture their sentiments about the Company’s culture
2.
Identify opportunities and make improvements to promote and enhance diversity, equity, and inclusion goals and to include a focus on diverse workforce representation, accountability of senior management for progress in improving diverse representation and inclusion, unconscious bias education and training for employees, and new business initiatives and investments focused on support for diverse communities

3.	Work with employees, local leaders, and community organizations that seek to bring attention to social justice, human rights, civil rights, equity, diversity, and inclusion
We will execute this strategy under the leadership of our CEO and Chief Human Resources Officer, and through the work of our new DE&I team, created in 2020, and led by our DE&I leader, Dr. Arvenita Washington Cherry, who joined Maximus in 2020.
HR Audit including DE&I
In 2021, an independent third-party conducted an audit of our human resources policies and practices, including from a DE&I viewpoint. The auditor identified two initial areas for DE&I improvement - resource needs to support the advancement of the DE&I program, and more consistent training to raise awareness and understanding of the importance of DE&I in the workforce.
In response to these initial findings, Maximus grew the DE&I team by two additional full-time positions and launched unconscious bias training and assessments for all U.S. people managers. Further expansion of training initiatives is ongoing.
Management DE&I Oversight
In fiscal year 21, strategic, non-financial diversity and engagement goals were included in management’s annual performance metrics, weighted at 15% collectively, and we aimed to improve internal, employee-focused metrics during the year. Measurements are taken quarterly to track progress and targets are set at threshold, target, and outperform levels of accomplishment. The Compensation Committee acknowledges that improving both diversity and engagement are essential goals for the organization as Maximus is committed to maintaining and improving a strong relationship with its entire employee base. These incentives are aimed at ensuring that Maximus’ leadership recognizes and focuses on all of its stakeholders and that employees remain at the forefront of our future. Maximus executives met the target level performance for diversity and the outperform level of performance for engagement. This is also included in the Executive Bonus Plan disclosure of this proxy statement.
Additionally, the Company’s DE&I Design Committee is a working group of Maximus employees that assesses DE&I initiatives before they are implemented at Maximus. The DE&I Steering Committee, comprised of leaders at Maximus, acts as a “think tank” for what DE&I activities will be undertaken at the Company and helps to serve as champions for implementing initiatives. The committees are led by our DE&I leader and work alongside the DE&I team. In 2022, the two groups will combine to become the DE&I Council as we believe this approach will further enable us to further our DE&I goals.
2022 Proxy Statement 77

Our written policies and practices, including our Equal Employment Opportunity policy, our Human Rights Statement, and our Standards for Business Conduct and Ethics help ensure that our corporate culture embraces respect for racial diversity and cultivates an inclusive workforce and work environment. Our ESG-related policies, practices, and statements can be found on our investor website: investor.maximus.com/ESG/ESG-policies.
Board of Directors DE&I Oversight
The Board, through its oversight of human resources management works to ensure that management makes progress towards the Company’s DE&I goals.
As a global company whose employees, customers, and stakeholders are very diverse, as well as being a company with strong hiring programs for diverse populations including people with disabilities and veterans, we have strong cultural, financial, and reputational reasons to seek a wide range of diverse attributes and skills when looking for board members.
We are pleased that our efforts to embed best DE&I practices into our recruiting at all levels has resulted in a board of directors 50% of whom self-identify as a woman and/or a Person of Color.
Further, the Board’s Corporate Governance Guidelines affirm that the Nominating and Governance Committee, acting on behalf of the Board, is committed to actively seeking women and underrepresented candidates for the pool from which director candidates are selected.
Amplifying Employee Voices
The Company’s annual employee engagement survey and ongoing pulse checks are an important indicator of employee satisfaction and measures important aspects of the Company’s culture, including how much employees feel heard, valued, respected, and free to be their authentic selves. The survey includes specific questions on DE&I that aims to assess the Company’s performance in nurturing an inclusive culture.
According to the 2021 global employee engagement survey results, the majority of our employees agree that:
•	Leadership has taken actions to build a diverse and inclusive work environment
•	They trust their immediate supervisor, are encouraged to work together as a team, and are provided feedback that helps improve their performance routinely
•	Their immediate supervisor/manager is an active supporter of change, and they are encouraged to initiate change when they see a better way of doing things
•	The learning and development activities provided by Maximus have prepared them for the work they do
New DE&I Efforts
Our DE&I strategy and new efforts are influenced by the results of our employee feedback via our surveys, listening sessions, and focus groups. In 2020 and 2021, we initiated several new efforts and enhancements:
•	Two-year program to close any gender and racial/ethnicity pay gap in the U.S.
•	Maximus UK was among the first government services providers to be accredited as a Living Wage Employer, committing to fair pay for colleagues, suppliers, and partners
•	Maximus UK formed six new networking groups to promote D&I awareness and activity, as well as improve quality and speed of workplace adjustments
•	Unconscious bias training and assessments to all U.S. people managers
While we have always been committed to paying our employees fairly, becoming a Living Wage Employer in the U.K. and instituting an intentional gender and racial/ethnicity pay gap program in the U.S. allow us to take this commitment further. Additionally, we strongly support the recent Biden Administration Executive Order to establish a $15 an hour minimum wage for employees of Federal contractors, in particular its applicability to contracts governed by the Service Contract Act (SCA).
78 Maximus

External DE&I Recognition
We have received the following external recognition for our DE&I efforts:
•	Forbes 2021 America’s Best Employer for Diversity
•	Military Times Best for Vets: Employers 2020
•	Ranked #3 in Washington Business Journal’s “Corporate Diversity Index” for Large Companies in Greater D.C.
•	Champion of Disability Employer by Virginia Department of Aging and Rehabilitation Services
•	Named an Inclusive Employer 2021-2022 by the Diversity Council Australia
•	Selected for Workplace Gender Equality Agency Employer of Choice in 2021
•	Our DE&I Lead was nominated for a WashingtonExec Pinnacle Award 2021
DE&I Reporting
We maintain a website devoted to Diversity, Equity, and Inclusion at maximus.com/DEI. We publish an ESG report, available at investor.maximus.com/ESG, that describes our four ESG pillars:
•	Pillars of Governance
•	Process and Protection: Data Security, Privacy, and AI
•	Our People & Community
•	Our Planet & Environment
The Board believes that the Company’s DE&I strategy, including our recent HR audit that directly addressed our most critical DE&I opportunities, is a far more effective approach to addressing this critical issue facing Maximus and society at large.
Accordingly, the Board of Directors recommends that shareholders vote AGAINST the adoption of this proposal.
2022 Proxy Statement 79

Our Shareholders – Security Ownership
The following tables show the number of shares of our common stock beneficially owned as of January 14, 2022 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Annual Compensation of Executive Officers” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares underlying restricted stock units that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 15, 2022. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.
To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 61,935,864 shares that were outstanding on January 14, 2022, rather than the percentages set forth in the shareholders’ filings with the SEC.
Security Ownership of Certain Beneficial Owners
The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 14, 2022 (unless otherwise indicated):
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,570,192	12.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,666,342	10.8%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	3,912,631	6.3%
(1)
According to a Schedule 13G/A filed with the SEC on January 27, 2021, BlackRock, Inc. reported that through BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Shweiz AG, BlackRock Investment Management LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S. A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Managers Ltd, it had sole dispositive power over 7,570,192 shares of common stock and sole voting power with respect to 7,445,075 shares of common stock.

(2)
According to a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group reported that it had sole dispositive power over 6,470,865 shares of common stock, shared dispositive power over 195,477 shares of common stock, sole voting power with respect to 0 shares of common stock and shared voting power with respect to 146,014 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on February 3, 2021, Victory Capital Management Inc. reported that it had sole dispositive power over 3,912,631 shares of common stock and sole voting power with respect to 3,770,796 shares of common stock.

80 Maximus

Security Ownership of Management
The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 14, 2022 (unless otherwise indicated).
	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Director Nominees
Anne K. Altman	19,367	*
Bruce L. Caswell	172,717	*
John J. Haley	95,533	*
Jan D. Madsen	7,543	*
Richard A. Montoni	72,988	*
Gayathri Rajan	11,281	*
Raymond B. Ruddy	281,869	*
Michael J. Warren	11,230	*
Named Executive Officers (except Directors)
Ilene R. Baylinson	10,001	*
David R. Francis	10,025	*
Michelle F. Link	1,979	*
Richard J. Nadeau(2)	32,146	*
Thomas D. Romeo(3)	7,485	*
Teresa Weipert	620	*
All directors and executive officers as a group (13 persons)(4)	699,835	1.1%
*	Percentage is less than 1% of all outstanding shares of common stock.
(1)
Certain non-employee directors have elected to defer receipt of RSUs for tax purposes over periods varying from one year until termination of their Board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the Board of Directors terminated: Altman 2,088, Haley 3,479, Madsen 7,543, Rajan 1,740, Ruddy 190,180, Warren 6,922, and all directors and executive officers as a group 211,952.

(2)
As previously announced Mr. Nadeau elected to retire effective November 30,2021, as such, his security ownership has been excluded from the All directors and executive officers as a group’s Amount and Nature of Beneficial Ownership tally. In addition to the securities reported, Mr. Nadeau holds an additional 131,181 RSUs the settlement of which has been deferred.

(3)
As previously announced Mr. Romeo elected to retire from his role as U.S. Federal Services Segment General Manager on July 19, 2021, as such, his security ownership has been excluded from the All directors and executive officers as a group’s Amount and Nature of Beneficial Ownership tally.

(4)
This total includes 4,682 shares of our common stock beneficially owned by David Mutryn, our Chief Financial Officer and Treasurer, and 620 shares of our common stock beneficially owned by Teresa Weipert, our U.S. Federal Services Segment General Manager.

2022 Proxy Statement 81

Delinquent Section 16(a) Reports
Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Exchange Act, to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2021 fiscal year, our directors, executive officers, and ten percent beneficial owners timely filed all applicable Section 16(a) reports except for the following: Ilene Baylinson sold 8,672 shares on December 10, 2020 that was reported on October 4, 2021.
82 Maximus

General Information About Voting
This year’s Annual Meeting will be a completely virtual meeting conducted via live webcast. If you were a shareholder as of the record date, you will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting virtualshareholdermeeting.com/MMS2022. You will also be able to vote your shares electronically at the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.
The meeting webcast will begin at 11:00 Eastern Time on March 15, 2022. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time. We will also make the Annual Meeting accessible to anyone who is interested by visiting the same link at virtualshareholdermeeting.com/MMS2022. Non-shareholder guests will not be permitted to vote or submit questions at the Annual Meeting.
Submitting Questions at the Annual Meeting
You can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chair of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chair (or such other person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at virtualshareholdermeeting.com/MMS2022.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
+1 844-986-0822 (toll-free)
+1 303-562-9302 (international)
Who can vote. You will be entitled to vote your shares of Maximus common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 14, 2022. As of that date, 61,935,864 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 14, 2022.
How to vote your shares. You may vote your shares either by voting online at the Annual Meeting or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:
•
By Internet. You may vote online by accessing proxyvote.com and following the on-screen instructions. Have your Notice or proxy card available when you vote. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. Have your Notice or proxy card available when you vote. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating, and mailing the proxy card in the envelope provided.
•
At the Annual Meeting. If you are a shareholder of record, you may vote online at the Annual Meeting. You will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 14, 2022.
If you vote by proxy, the named proxies (David Mutryn, Dominic A. Corley, and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting
2022 Proxy Statement 83

instructions, the proxies will vote your shares on each proposal as recommended by the Board of Directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.
Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.
Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:
	Proposal	Required Vote
1.	Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2.	Ratification of the Audit Committee’s selection of independent registered accounting firm	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
3.	Advisory vote to approve named executive officer compensation	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
4.	Shareholder proposal regarding a third-party racial equity audit	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
Shares held through a bank, broker, or other nominee. If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker, or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker, or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker, or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker, or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Brokers have discretionary voting authority on proposal 2, but not on proposals 1, 3 and 4. Therefore, there may be broker non-votes on Proposals 1, 3 and 4. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes, if any, will have no effect on the outcome of these matters at the Annual Meeting.
Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2022 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (David Mutryn, Dominic A. Corley, and David R. Francis) will exercise their discretion in voting on the matter.
How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.
Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians, and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.
Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural
84 Maximus

resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.
The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $30,000 in total.
2022 Proxy Statement 85

Shareholder Proposals for Our 2023 Annual Meeting of Shareholders
Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to the Chair of the Board, the Chief Executive Officer, or the Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days’ notice or public disclosure of the date of the meeting, then we must receive a shareholder’s notice no later than the close of business on the 15th day after our notice or disclosure was given. A shareholder notice of business to be brought before an annual meeting or of director nominations at an annual meeting must contain the information specified in our bylaws.
In addition, if we do not receive your proposal for presentation at the 2023 Annual Meeting of Shareholders at least 45 days before the meeting date (or if we have given less than 60 days’ notice or public disclosure of the meeting date, no later than the close of business on the 15th day after our notice or disclosure was given), then the named proxies will be permitted to use their discretionary voting authority for such proposal, without having advised shareholders of the proposal in the proxy statement for the 2023 Annual Meeting of Shareholders.
Any proposal you intend to present at the 2023 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act must be received by Maximus at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than September 28, 2022 if you wish to have it included in the proxy statement and form of proxy for that meeting.
86 Maximus

Other Materials
Our 2021 Annual Report, which includes our Annual Report on Form 10-K for the year ended September 30, 2021, as filed with the SEC on November 18, 2021, is being made available to you on the Internet along with this proxy statement on or about January 26, 2022.
Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for the year ended September 30, 2021. If the person making the request was not a shareholder of record on January 14, 2022, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, Maximus, 1891 Metro Center Drive, Reston, Virginia 20190.
By Order of the Board of Directors,

Date: January 26, 2022	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary
2022 Proxy Statement 87

MAXIMUS

MAXIMUS, INC.
1891 METRO CENTER DRIVE
RESTON, VA 20190
ATTN: DAVID FRANCIS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MMS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D64737-P65527 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAXIMUS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:
Class I Directors - 1a, 1b
Class III Directors - 1c, 1d, 1e

Nominees:	**For**	**Against**	**Abstain**
1a. John J. Haley	☐	☐	☐
1b. Anne K. Altman	☐	☐	☐
1c. Bruce L. Caswell	☐	☐	☐
1d. Richard A. Montoni	☐	☐	☐
1e. Raymond B. Ruddy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2022 fiscal year.	☐	☐	☐
3. Advisory vote to approve the compensation of the Named Executive Officers.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:			
4. A shareholder proposal pertaining to a third-party racial equity audit.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MAXIMUS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D64738-P65527

MAXIMUS, INC.
Annual Meeting of Shareholders
March 15, 2022 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints David Mutryn, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 15, 2022, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side